Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of

July 1, 2020,

among

COSTAR GROUP, INC.,
as Borrower,

COSTAR REALTY INFORMATION, INC.,
as Co-Borrower,

The LENDERS from Time to Time Party Hereto

and

BANK OF AMERICA, N.A.,
as Administrative Agent

BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
CITIGROUP GLOBAL MARKETS INC.,
SUNTRUST ROBINSON HUMPHREY, INC.,
WELLS FARGO SECURITIES, LLC,
GOLDMAN SACHS BANK USA,
REGIONS CAPITAL MARKETS, a division of Regions Bank,
CAPITAL ONE, N.A.
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
TRUIST BANK (AS SUCCESSOR BY MERGER TO SUNTRUST BANK)
and
WELLS FARGO BANK, N.A.,
as Co-Syndication Agents

GOLDMAN SACHS BANK USA,
REGIONS BANK,
CAPITAL ONE, N.A.
and
PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS

Page

ARTICLE I Definitions	1

i

SCHEDULES:

Schedule 1.01A	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Disqualified Equity Interests
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions
Schedule 10.02	—	Administrative Agent’s Office

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Loan Auction Procedures
Exhibit C-1	—	Form of Borrowing Request
Exhibit C-2	—	Form of Letter of Credit Request
Exhibit D	—	Form of Guarantee Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Solvency Certificate
Exhibit H-1	—	Form of U.S. Tax Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	—	Form of U.S. Tax Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	—	Form of U.S. Tax Certificate for Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	—	Form of U.S. Tax Certificate for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I	—	Form of Secretary’s Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 1, 2020, among COSTAR GROUP, INC., as Borrower, COSTAR REALTY INFORMATION, INC., as Co-Borrower, the LENDERS from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Borrower (as defined below), the Co-Borrower (as defined below), the Existing Administrative Agent (as defined below) and certain of the Lenders (as defined below) are parties to the Existing Credit Agreement (as defined below);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated as set forth herein; and

WHEREAS, the parties hereto are willing to amend and restate in its entirety the Existing Credit Agreement upon and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree that on the Effective Date (as defined below), the Existing Credit Agreement will be amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Administrative Agent” means Bank of America, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders, as increased or reduced from time to time.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurocurrency Rate plus 1.00%; provided, that if the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Currency” means Euros, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.12; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Bank, as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Sublimit” means an amount equal to the lesser of (x) the Aggregate Revolving Commitments and (y) $250,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act 2010.

“Applicable Currency” means Dollars or any Alternative Currency that bears interest at a rate based on an Applicable Reference Rate, as applicable.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure made pursuant to paragraph (c) or (d) of Section 2.20 or the final paragraph of Section 2.20.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to the Loans of any Class other than the Revolving Loans made pursuant to the Revolving Commitments, or commitment fees payable in respect of Commitments of any Class other than the Revolving Commitments, the rate or rates per annum specified in the applicable Extension Amendment, Incremental Facility Agreement or Refinancing Facility Agreement and (b) with respect to any Revolving Loan made pursuant to the Revolving Commitments that is an ABR Loan or Eurocurrency Loan, or with respect to the commitment fees in respect of the Revolving Commitments payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, respectively, based upon the Total Leverage Ratio as of the most recent determination date; provided that the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 3 from the Effective Date until the next change in the Applicable Rate in accordance with the immediately succeeding sentence:

	Total Leverage Ratio	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Category 1:	> 3.50:1.00	1.25%	2.25%	0.30%
Category 2:	< 3.50:1.00 and > 2.50:1.00	0.875%	1.875%	0.25%
Category 3:	< 2.50:1.00	0.50%	1.50%	0.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the first Business Day after delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of consolidated financial statements (commencing with the financial statements covering the first fiscal quarter commencing on or after the Effective Date) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b) or any Compliance Certificate required to be delivered pursuant to Section 5.01(b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements or Compliance Certificate are delivered.

“Applicable Reference Rate” means, for any Eurocurrency Loan denominated in any LIBOR Quoted Currency, LIBOR, and for any Eurocurrency Loan denominated in Euros, EURIBOR.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank USA, Regions Capital Markets, a division of Regions Bank, Capital One, N.A. and PNC Capital Markets LLC, in their capacity as the joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent (acting reasonably).

“Auction Manager” has the meaning set forth in Section 2.23(a).

“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit B hereto.

“Authorized Officer” means the president, the chief executive officer, the chief financial officer, the chief operating officer, the controller, the treasurer, the assistant treasurer, the secretary, the assistant secretary, the general counsel or the assistant general counsel, and, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, or any other senior officer of the Borrower or any other Loan Party designated as such in writing to the Administrative Agent by the Borrower or any other Loan Party, as applicable.  The Administrative Agent may conclusively presume that (a) any document delivered hereunder that is signed by an Authorized Officer has been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Loan Party and (b) such Authorized Officer has acted on behalf of such Person.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to:

(a)          the sum of, without duplication;

(i)           $250,000,000;

(ii)          50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Effective Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) on or prior to the Available Amount Reference Time; provided that such amount shall not be less than zero;

(iii)         the aggregate amount of all dividends, returns, interest, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary from or in respect of any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Effective Date through and including the Available Amount Reference Time (other than the portion of any such dividends, returns, interest, profits, distributions, income or similar amounts that is used by the Borrower or any Restricted Subsidiary to pay taxes); provided that the aggregate amount by which the Available Amount is increased pursuant to this clause (iii) in respect of any such Investment shall not exceed the amount by which the Available Amount shall have been reduced on account of the original amount of such Investments;

(iv)         the aggregate amount of all repayments (in each case, to the extent made in cash or Cash Equivalents) of principal received by the Borrower or any Restricted Subsidiary from or in respect of any Investment in the form of loans or advances made by the Borrower or any Restricted Subsidiary to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Effective Date through and including the Available Amount Reference Time; provided that the aggregate amount by which the Available Amount is increased pursuant to this clause (iv) in respect of any such Investment shall not exceed the amount by which the Available Amount shall have been reduced on account of the amount of the loan or other advance originally made by the Borrower or such Restricted Subsidiary;

(v)         to the extent not applied to prepay any Term Loans, if any, in accordance with this Agreement (or to prepay, repurchase, redeem, defease or make any other similar payment of any Indebtedness in accordance with the provisions of the governing documentation thereof), the aggregate amount of all Net Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of any Investment to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Effective Date through and including the Available Amount Reference Time; provided that the aggregate amount by which the Available Amount is increased pursuant to this clause (v) in respect of any such Investment shall not exceed the amount by which the Available Amount shall have been reduced on account of the original amount of such Investment;

(vi)         the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary pursuant to Section 5.15 or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or the amount of assets of any Unrestricted Subsidiary disposed of to the Borrower or a Restricted Subsidiary, in each case following the Effective Date at or prior to the Available Amount Reference Time; provided that such amount shall not exceed the lesser of (A) the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving effect to such redesignation or merger, amalgamation or consolidation or Disposition of assets and (B) the amount (in the case of original Investments made in cash) or the fair market value (as determined in good faith by the Borrower) of the original Investment by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary using the Available Amount;

minus

(b)        the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time, the amount of all expenditures for Specified Uses after the Effective Date and prior to the Available Amount Reference Time made in reliance on the Available Amount.

“Available Amount Reference Time” has the meaning set forth in the definition of the term “Available Amount”.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means CoStar Group, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, substantially in the form of Exhibit C-1 or any other form approved by the Administrative Agent (acting reasonably).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a)          if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day;

(b)          if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a Business Day that is also a TARGET Day;

(c)          if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)          if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.  The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Consideration” has the meaning set forth in Section 6.05.

“Cash Equivalents” means:

(a)          dollars and, with respect to any Foreign Subsidiary, local currencies held by such Foreign Subsidiary;

(b)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c)          securities issued by any state or commonwealth of the United States of America or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality, in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a F1 credit rating from Fitch or a P-1 credit rating from Moody’s;

(d)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a F1 credit rating from Fitch or a P-1 credit rating from Moody’s;

(e)          investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within one year from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b), (c) and (e) above and entered into with a financial institution satisfying the criteria described in clause (e) above;

(g)          money market funds that (i) comply with the criteria set forth in Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated at least A-1 by S&P or F1 by Fitch or P-1 by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and

(h)          in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or one of its Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of the Borrower or one of its Restricted Subsidiaries, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that provides any Cash Management Services.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreements.

 “CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the rules of the SEC thereunder, but excluding any employee benefit plan of the Borrower and its Restricted Subsidiaries and any Person or “group” acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power for the election of directors of the Borrower; (b) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Restricted Subsidiary or (c) the occurrence of any “change of control” (or similar event, however denominated) with respect to the Borrower under and as defined in any agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any preferred Equity Interests or Disqualified Equity Interests in the Borrower, if (i) the occurrence of such “change of control” (or similar event, however denominated) would require, or permit any holder thereof to require (including pursuant to any required offer by the Borrower), the repayment, redemption or repurchase of such preferred Equity Interests or Disqualified Equity Interests prior to the Maturity Date and (ii) the aggregate amount that the holders thereof would be entitled to receive under any such agreement or instrument (assuming the exercise of all rights to require any such repayments, redemptions or repurchases) is equal to or greater than $35,000,000.

For purposes of this definition and any related definition to the extent used for purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, with respect to any Credit Party (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Incremental Term Loans of any Series, Refinancing Term Loans of any Series, Revolving Loans (other than Extended Revolving Loans), Extended Term Loans (of the same Extension Series) or Extended Revolving Loans (of the same Extension Series), (b) any Commitment, refers to whether such Commitment is an Extended Revolving Commitment (of the same Extension Series), an Incremental Term Commitment of any Series, a Refinancing Term Commitment of any Series or a Revolving Commitment (other than an Extended Revolving Commitment) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Co-Borrower” means CoStar Realty Information, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Commitment, an Incremental Term Commitment of any Series, a Refinancing Revolving Commitment, a Refinancing Term Commitment of any Series, an Extended Revolving Commitment or any combination thereof (as the context requires).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E or any other form approved by the Administrative Agent (acting reasonably).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a)          without duplication and, except with respect to clauses (a)(iv)(A), (a)(xii) and (a)(xiii), to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of:

(i)           all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period, but including amortization of deferred financing fees and costs and amortization of intangibles);

(ii)          (x) consolidated interest expense (including imputed interest expense in respect of Capital Lease Obligations) and (y) foreign currency losses;

(iii)         provision for taxes based on income, profits or losses, including federal, foreign and state income and similar taxes (including foreign withholding taxes), paid or accrued during such period;

(iv)        (A) pro forma adjustments related to any Specified Transaction or Specified Restructuring, including pro forma “run rate” cost savings, operating expense reductions and other synergies, in each case reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Borrower), in any such case, within any applicable Post-Transaction Period; provided that the aggregate amount of any such pro forma increase added to Consolidated EBITDA pursuant to this clause (iv)(A) and pursuant to Section 1.09(c) for any Test Period shall not exceed an amount equal to 25.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to such add-backs); provided further that, for the purpose of this clause (iv)(A), (I) any such adjustments shall be included in Consolidated EBITDA for each Test Period ending on or prior to the last day of the first Test Period ending after the expiration of the applicable Post-Transaction Period and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant Test Period and shall be calculated net of the amount of actual benefits realized from such actions and (II) no such adjustments shall be added pursuant to this clause (iv)(A) to the extent duplicative of any items otherwise added to or included in calculating Consolidated EBITDA (whether items included in the definition of Consolidated Net Income, items added pursuant to clause (vii) below, adjustments included pursuant to the effects of Section 1.09 or otherwise) (it being understood that for purposes of the foregoing and Section 1.09 “run rate” shall mean the full recurring benefit that is associated with any such action), and (B) actual costs, expenses and charges incurred and attributable to the undertaking and/or the implementation of such “run rate” cost savings, operating expense reductions and other synergies (including in connection with the combination of the operations of any acquired Pro Forma Entity with those of the Borrower and its Restricted Subsidiaries);

(v)          acquisition-related costs, restructuring charges, accruals or reserves and related costs, costs related to the acquisition and transition of the Borrower’s headquarters and settlements and impairments incurred outside the ordinary course of the Borrower’s normal business operations, which, in the case of the items described in this clause (v), shall not in the aggregate exceed in any Test Period $50,000,000;

(vi)          losses incurred as a result of Dispositions, closures, disposals or abandonments not in the ordinary course of business;

(vii)         (A) any unusual or non-recurring charges for such period and (B) any extraordinary charges for such period, determined on a consolidated basis and, in the case of clause (B), in accordance with GAAP;

(viii)       any Non-Cash Charges for such period;

(ix)         any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement;

(x)           one-time out-of-pocket costs and expenses relating to the Transactions, including, without limitation, legal and advisory fees;

(xi)         losses incurred as a result of dispositions of investments in debt and equity securities;

(xii)        the amount of any charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest or minority interest of any third party; and

(xiii)       the net amount (which, for the avoidance of doubt, shall not be less than zero), if any, of the difference between: (i) the deferred revenue of the Borrower and its Restricted Subsidiaries, as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of the Borrower and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date;

provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(viii) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b)          without duplication and to the extent included (and not deducted) in determining such Consolidated Net Income, the sum of:

(i)           (x) any interest income for such period, determined on a consolidated basis in accordance with GAAP and (y) foreign currency gains;

(ii)          any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP;

(iii)         any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement;

(iv)         [reserved];

(v)          gains as a result of dispositions of investments in debt and equity securities; and

(vi)         gains as a result of Dispositions, closures, disposals or abandonments not in the ordinary course of business;

provided that any cash receipt (or any netting arrangements resulting in reduced cash expenses) with respect to any non-cash income deducted in computing Consolidated EBITDA for any prior period pursuant to clause (b)(iv) above (or that would have been deducted in computing Consolidated EBITDA had this Agreement been in effect during such prior period) shall be added in computing Consolidated EBITDA for the period in which such cash is received (or netting arrangement becomes effective);

provided, further that, to the extent included in Consolidated Net Income, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A)          the cumulative effect of any changes in GAAP or accounting principles applied by management during such period;

(B)          any gains or losses on currency derivatives and any currency transaction and translation and gains or losses that arise upon consolidation or upon remeasurement of Indebtedness;

(C)          any gains or losses attributable to the mark-to-market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification 815; and

(D)          purchase accounting adjustments;

provided, further, that Consolidated EBITDA for any period shall be calculated so as to include (without duplication of any adjustment referred to above or made pursuant to Section 1.09, if applicable) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) in a Material Acquisition to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or asset to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”) for the entire period determined on a historical pro forma basis and the Acquired EBITDA of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis and, for the avoidance of doubt, Acquired EBITDA that does not constitute a Material Acquisition may be included by the Borrower, at its option; and

provided, further, that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above or made pursuant to Section 1.09, if applicable) the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or closed by the Borrower or any Restricted Subsidiary during such period in a Material Disposition (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise disposed of or closed, including pursuant to a transaction consummated prior to the Effective Date, a “Sold Entity or Business”) for the entire period determined on a historical pro forma basis, and the Disposed EBITDA of any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated Net Income” means, for any period, the net income or loss attributable to the Borrower and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) (i) any gains or losses for such period of any Person that is accounted for by the equity method of accounting and (ii) the income of any Person (other than the Borrower) that is not a consolidated Restricted Subsidiary, in each case, except that Consolidated Net Income of the Borrower shall be increased by the amount (not in excess of such excluded gains or income of such Person) of cash dividends or cash distributions or other payments that are actually paid by such Person in cash or Cash Equivalents (or other property to the extent converted into cash or Cash Equivalents) to the Borrower or, subject to clause (b) below, any other consolidated Restricted Subsidiary during such period, and (b) the income of any consolidated Restricted Subsidiary (other than the Borrower or any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted by the operation of the terms of the Organizational Documents of or shareholder or similar agreement applicable to such Restricted Subsidiary, unless such restriction with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived.

“Consolidated Total Assets” means, on any date of determination, the consolidated total assets of the Borrower and its consolidated Restricted Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the last day of the applicable Test Period (but excluding all amounts attributable to Unrestricted Subsidiaries); provided that prior to the first delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), Consolidated Total Assets shall be determined based on the balance sheet included in the Latest Financial Statements.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, in the amount that would be reflected on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP  (but without giving effect to any election to value any indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness and excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or Investments similar to those made for Permitted Acquisitions), consisting of indebtedness for borrowed money, unpaid LC Disbursements and other unpaid drawings under letters of credit, Capital Lease Obligations and purchase money debt and debt obligations evidenced by bonds, debentures, notes or similar instruments, and, to the extent the same would be reflected as a liability on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared in accordance with GAAP, but without any duplication of any of the foregoing, any letters of credit supporting or any Guarantees of any of the foregoing; minus (b) the lesser of (x) the aggregate amount of cash and Cash Equivalents reflected on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP on such date, excluding cash and Cash Equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date in accordance with GAAP and (y) $1,000,000,000.  It is understood that, without duplication, to the extent the Borrower or any Restricted Subsidiary incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any incurrence test under this Agreement and whether the Borrower is in compliance on a pro forma basis with any such test, the proceeds of such incurrence shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person:  (a) all copyright rights in any work arising under the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Corporate Ratings” means (i) the Borrower’s corporate credit rating from S&P, (ii) the Borrower’s issuer default rating from Fitch and (iii) the Borrower’s corporate family rating from Moody’s.

“Corrective Extension Amendment” has the meaning set forth in Section 2.22(e).

“Covenant Suspension Event” has the meaning set forth in Section 6.14(a).

“Covenant Suspension Period” has the meaning set forth in Section 6.14(a).

“Covered Entity” has the meaning set forth in Section 9.22.

“Credit Agreement Refinancing Indebtedness” means any unsecured Indebtedness, the proceeds of which, shall be utilized substantially concurrently with the incurrence thereof, to repay or prepay then outstanding Term Borrowings of one or more Classes in an aggregate principal amount equal to the aggregate amount of such Credit Agreement Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any fees (including upfront fees and original issue discount), premiums, costs and expenses relating to such refinancing); provided, that such Credit Agreement Refinancing Indebtedness shall comply with the Required Debt Parameters.

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Cure Amount” has the meaning set forth in Section 7.02(a).

“Cure Deadline” has the meaning set forth in Section 7.02(a).

“Cure Right” has the meaning set forth in Section 7.02(a).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s (as applicable) receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Lender-Related Distress Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action.

“Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” has the meaning set forth in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that requires the payment of any dividend (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)         matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)          is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)          is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty/condemnation” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to the prior or concurrent repayment in full of all the Loans and all other Obligations (other than contingent or indemnification obligations not then due) that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means on any date (a) each bank, financial institution and other institutional lender or investor that has been separately identified in writing by the Borrower to the Arrangers prior to the Effective Date, (b) bona fide competitors of the Borrower or its Restricted Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time, and (c) any of the Affiliates of any of the foregoing (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of any Person referenced in clauses (a) or (b) above) that are either (i) identified in writing by the Borrower to the Administrative Agent from time to time or (ii) readily identifiable by the Administrative Agent as such on the basis of their names; provided that (i) “Disqualified Lenders” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent and the Lenders from time to time and (ii) in no event shall the designation of any Person as a Disqualified Lender be effective until two Business Days after receipt by the Administrative Agent of written notice of such designation.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent or the Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means July 1, 2020.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Disqualified Lender or, except to the extent permitted under Section 2.23 or Section 9.04(e), the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Loans (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Engagement Letter” means the Engagement Letter dated as of June 30, 2020, between the Borrower and BofA Securities, Inc.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or, to the extent related to human exposure to Hazardous Materials, health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from any Multiemployer Plan, (h) the withdrawal by the Borrower or any of its ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA or (i) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the assessment of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered,” “critical” or “critical and declining” status, within the meaning of Sections 304 or 305 of ERISA or Sections 431 or 432 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning set forth in the definition of “Eurocurrency Rate”.

“Euro” means the single currency of the Participating Member States.

“Eurocurrency Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”  Eurocurrency Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Loans.

“Eurocurrency Rate” means:

(a)          for any Interest Period, with respect to any Borrowing, conversion or continuation of Eurocurrency Loans:

(i)          denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBO Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)          denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Brussels, Belgium time) on the Rate Determination Date with a term equivalent to such Interest Period;

(b)         for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)          if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Restricted Subsidiary of the Borrower (including any Unrestricted Subsidiary), (b) (i) any Subsidiary that is a CFC or (ii) any FSHCO, (c) any Subsidiary that is prohibited by any Requirement of Law from guaranteeing the Obligations, (d) any Subsidiary that is prohibited by any contractual obligation existing on the Effective Date or on the date such Subsidiary is acquired (but not entered into in contemplation of the Transactions or such acquisition) from guaranteeing the Obligations, (e) any Immaterial Subsidiary (other than an IP Subsidiary), (f) any Foreign Subsidiary (other than any Foreign Subsidiary that, in the Borrower’s sole discretion, executes a joinder to the Guarantee Agreement; provided, that no Foreign Subsidiary shall be joined as a Guarantor unless (i) the Administrative Agent has given the Lenders at least 5 Business Days’ prior written notice thereof, which notice shall include the jurisdiction of organization of such proposed Guarantor and (ii) such proposed joinder to the Guarantee Agreement has not been objected to by Lenders comprising the Required Lenders within such 5 Business Day period) and (g) any Special Purpose Subsidiary; provided that any Subsidiary shall cease to be an Excluded Subsidiary at such time as it is a wholly owned Restricted Subsidiary of the Borrower and none of clauses (b) through (f) above apply to it.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes or any similar Taxes imposed by any jurisdiction referred to in clause (a) above, (c) any Taxes described in clauses (a) or (b) of this sentence that are Other Connection Taxes, (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes (x) resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a) or (y) that are attributable to such Lender’s failure to comply with Section 2.17(f) and (e) any withholding Taxes imposed by reason of FATCA.

“Existing Administrative Agent” has the meaning set forth in the definition of “Existing Credit Agreement”.

“Existing Class” means an Existing Term Loan Class or Existing Revolving Class, as applicable.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of October 19, 2017, among, inter alia, the Borrower, the Co-Borrower, JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, the “Existing Administrative Agent”), and the lenders from time to time parties thereto, as in effect immediately prior to the Effective Date.

“Existing Credit Agreement Refinancing” means the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts, in each case, outstanding under the Existing Credit Agreement, and the termination and release of any security interests and guarantees in connection therewith.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement and listed on Schedule 1.01A.

“Existing Revolving Class” has the meaning as set forth in Section 2.22(a)(ii).

“Existing Revolving Commitment” has the meaning as set forth in Section 2.22(a)(ii).

“Existing Revolving Loans” has the meaning as set forth in Section 2.22(a)(ii).

“Existing Term Loan Class” has the meaning as set forth in Section 2.22(a)(i).

“Existing Term Loans” has the meaning as set forth in Section 2.22(a)(i).

“Expected Cure Amount” has the meaning as set forth in Section 7.02(b).

“Extended Revolving Class” has the meaning as set forth in Section 2.22(a)(ii).

“Extended Revolving Commitments” has the meaning as set forth in Section 2.22(a)(ii).

“Extended Revolving Loans” has the meaning as set forth in Section 2.22(a)(ii).

“Extended Term Loans” has the meaning as set forth in Section 2.22(a)(i).

“Extending Lender” has the meaning as set forth in Section 2.22(b).

“Extension Amendment” has the meaning as set forth in Section 2.22(c).

“Extension Election” has the meaning as set forth in Section 2.22(b).

“Extension Request” means Term Loan Extension Requests and Revolving Extension Requests.

“Extension Series” means all Extended Term Loans, Extended Revolving Loans and Extended Revolving Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (including any amended or successor version thereof that is substantially comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Section of the Code (or any such amended or successor version thereof) and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official governmental agreement with respect to the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Maintenance Covenant” means, at any time, the covenant set forth in Section 6.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds of the Loans and the issuance of Letters of Credit hereunder.

“Fitch” means Fitch Ratings, Inc. or any successor to its ratings business.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that has no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or Domestic Subsidiaries that are described in this definition.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include reasonable and customary indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under the Loan Documents (other than with respect to Indebtedness), or endorsements of instruments for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor, the maximum monetary exposure or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum reasonably anticipated liability, in each case, as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), in good faith by the Borrower)).

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, among the Borrower, the Co-Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit D, together with all supplements thereto.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes that are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the date of the most recent financial statements required to be delivered pursuant to Section 5.01(a) or (b), does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 5.0% of Consolidated Total Assets or (b) Consolidated EBITDA (when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries, after eliminating intercompany obligations) for the Test Period in excess of 5.0% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the financial statements of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent pursuant to the Existing Credit Agreement.

“Impacted Loans” has the meaning set forth in Section 2.14(a).

“Incremental Base Amount” means, as of any date of determination, (a) the greater of (x) $400,000,000 and (y) 80% of Consolidated EBITDA for the most recent Test Period then ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters of the Borrower included in the Latest Financial Statements) minus (b) the aggregate principal amount of any Incremental Term Loans, and the aggregate amount of Incremental Revolving Commitment Increases, in each case that have been initially incurred or established pursuant to Section 2.21(a)(A) minus (c) the aggregate principal amount of any Incremental Equivalent Indebtedness that has been initially incurred in reliance on Section 6.01(a)(ii)(A)(1), plus (d) all voluntary prepayments of any Incremental Term Loans initially incurred pursuant to Section 2.21(a)(A), all voluntary prepayments of any Incremental Equivalent Indebtedness initially incurred in reliance on Section 6.01(a)(ii)(A)(1) and all voluntary permanent commitment reductions of any Incremental Revolving Commitment Increases initially established pursuant to Section 2.21(a)(A) or any Revolving Commitments in effect as of the Effective Date, in each case, to the extent not financed with long term Indebtedness or replaced with commitments for the incurrence of long term Indebtedness.

“Incremental Equivalent Indebtedness” means any Indebtedness incurred in reliance on Section 6.01(a)(ii).

“Incremental Facility Agreement” means an Incremental Facility Agreement among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitment Increases and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Lender” means any Lender providing an Incremental Revolving Commitment Increase or an Incremental Term Lender.

“Incremental Revolving Commitment Increase”  has the meaning set forth in Section 2.21(a).

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.21, to make or increase the amount of Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower in accordance with the provisions of Section 2.21.

“incur” shall mean create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary.  The term “incurrence” when used as a noun shall have a correlative meaning.  Solely for purposes of determining compliance with Section 6.01:

(a)          amortization of debt discount or the accretion of principal with respect to a non interest bearing or other discount security;

(b)          the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c)          the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness;

will not be deemed to be the incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) current accounts payable and trade payables incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party (in each case after giving effect to any prior reductions or drawings which may have been reimbursed), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Indebtedness of any Person for purposes of clause (i) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Institution” has the meaning set forth in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries, including inventions, designs, Patents, Copyrights, licenses, Trademarks, trade secrets, domain names, confidential proprietary databases, confidential or proprietary technical and business information, know how, show how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, substantially in the form of Exhibit F or any other form approved by the Administrative Agent (acting reasonably).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency) (or, to the extent made available by all Lenders of the Class participating therein, twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan (other than the extension of trade credit in the ordinary course of business), advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business, product line or division of such Person.  The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by the Borrower) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the Acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent), BBB- (or the equivalent) and Baa3 (or the equivalent), by S&P, Fitch and Moody’s, respectively.

“IP Subsidiary” means any Subsidiary that at any time owns (a) any confidential proprietary database, any rights thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (b) any other Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Borrower and the Subsidiaries, taken as a whole.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means, (a) with respect to any Letter of Credit denominated in Dollars, (i) Bank of America, N.A., (ii) JPMorgan Chase Bank, N.A., (iii) Citibank, N.A., (iv) Truist Bank (as successor by merger to SunTrust Bank), (v) Wells Fargo Bank, N.A. and (vi) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) or Section 2.05(l) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k) or Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder and (b) with respect to any Letter of Credit denominated in an Alternative Currency, Bank of America N.A.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Judgment Currency” has the meaning set forth in Section 9.21.

“Latest Financial Statements” means the financial statements most recently delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(a) and/or Section 5.01(b) of the Existing Credit Agreement.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its LC Commitment in the Register maintained by the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LCT Election” has the meaning set forth in Section 1.08.

“LCT Test Date” has the meaning set forth in Section 1.08.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a direct or indirect subsidiary.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or its Lender Parent has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, such Lender or its Lender Parent has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Lender-Related Distress Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or its Lender Parent by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Lender or Lender Parent, as the case may be, with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Lender Parent, as the case may be (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Lender or Lender Parent, as the case may be.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Request” means a request by the Borrower for the issuance, amendment, renewal or extension of a Letter of Credit in accordance with Section 2.05, which shall be substantially in the form of Exhibit C-2 or any other form approved by the Administrative Agent (acting reasonably).

“LIBOR” has the meaning set forth in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars and Sterling in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.  In no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” means any (a) any Investment in or acquisition of the Equity Interests in, or the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person (whether by merger, amalgamation, consolidation or other business combination) that the Borrower or any Restricted Subsidiary is contractually committed to consummate (it being understood such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) redemption, repurchase, defeasance, satisfaction and discharge or prepayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Loan Documents” means this Agreement, any Incremental Facility Agreement, any Refinancing Facility Agreement, any Extension Amendment, any Section 2.22 Additional Amendment, the Guarantee Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) or Section 2.05(l) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loan Parties” means the Borrower, the Co-Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time, and (b) in the case of the Term Lenders of any Class, if any, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Restricted Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person by the Borrower or any Restricted Subsidiary; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Adverse Effect” means a circumstance or condition that has materially adversely affected or would reasonably be expected to materially adversely affect (a) the business, assets, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Restricted Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) the Borrower or any Restricted Subsidiary; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents or intercompany indebtedness), or Hedging Obligations, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $70,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if the applicable Hedging Agreement were terminated at such time.

“Maturity Date” means any maturity date related to any Series of Incremental Term Loans, any maturity date related to any Extension Series of Extended Term Loans or related to any Extension Series of Extended Revolving Commitments, any maturity date related to any Series of Refinancing Term Loans or the Revolving Maturity Date, as the context requires.

“MNPI” means material information concerning the Borrower and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its ratings business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Cure Amount” has the meaning set forth in Section 7.02(b).

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but, in each case, only as and when received, net of (b) the sum, without duplication, of (i) all fees, commissions, issuance costs, discounts and out‑of‑pocket expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes and deed or mortgage recording taxes) paid in connection with such event by the Borrower and the Restricted Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (B)) attributable to minority or non-controlling interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Cash Charges” means any noncash charges, including (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives or stock-based compensation to any director, officer or employee of the Borrower or any Restricted Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable and (d) the non-cash impact of accounting changes or restatements.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Credit Parties under or pursuant to the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“parent” has the meaning set forth in the definition of “subsidiary”.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patents” means with respect to any Person all of the following now owned or hereafter acquired by such Person:  (a) all letters patent of the United States, all registrations thereof, and all applications for letters patent of the United States, including registrations and pending applications in the United States Patent and Trademark Office and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Restricted Subsidiary of the Equity Interests in, or all or substantially all the assets of (or assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, each of such Person and its subsidiaries (each, an “Acquired Person”) shall be or become a Restricted Subsidiary of the Borrower and, to the extent required by Section 5.03, shall become a Subsidiary Loan Party and (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Restricted Subsidiary; provided that (i) such purchase or other acquisition is consummated in all material respects in accordance with all Requirements of Law and (ii) after giving effect to such purchase or other acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 6.03(b), and (b) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default (or, in the case of a Limited Condition Transaction and subject to Section 1.08, no Event of Default described in clause (a), (b), (i) or (j) of Section 7.01) shall have occurred and be continuing or would result therefrom.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes that are immaterial, not yet due or are being contested in compliance with Section 5.06;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)          Liens incurred or pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, Environmental Laws or similar legislation, (ii) to secure liabilities to insurance carriers under insurance or self-insurance arrangements in respect of obligations of the type set forth described in clause (i) above or (iii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)        pledges and deposits made (i) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, government contracts, trade contracts (other than for Indebtedness) and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)          ground leases, leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(f)          judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Section 7.01 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(g)          survey exceptions, encumbrances, easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected real property of the Borrower and its Restricted Subsidiaries, when taken as a whole, or interfere in any material respect with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries, taken as a whole, and, to the extent reasonably agreed by the Administrative Agent;

(h)          banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(i)           Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Restricted Subsidiaries;

(j)           Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(k)           Liens that are contractual rights of set-off;

(l)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods;

(m)         Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit;

(n)         any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(o)          Liens on vehicles or equipment of the Borrower and the Restricted Subsidiaries granted in the ordinary course of business;

(p)          security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(q)          Liens in favor of any Loan Party;

(r)           Liens in favor of any Governmental Authority to secure partial, progress, advance or other payments; and

(s)           Liens securing Hedging Obligations incurred in the ordinary course of business in an amount not to exceed $50,000,000 at any time.

“Permitted Non-Loan Party Indebtedness” means Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party; provided that such Indebtedness is not Guaranteed by or secured by the assets of, or otherwise with recourse to, any Loan Party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.17(b).

“Post-Transaction Period” means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any Specified Restructuring, the period beginning on the date such Specified Restructuring is initiated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Specified Restructuring is initiated.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Entity” means any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchase Offer” means an offer by the Borrower to purchase Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.23.

“Purchasing Borrower Party” means the Borrower or any Restricted Subsidiary of the Borrower that becomes a transferee pursuant to Section 9.04(e).

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualifying Equity Proceeds” means, at any time of determination, an amount (which shall not be less than zero) equal to, without duplication, (a) the aggregate amount of cash and Cash Equivalents contributed to the capital of the Borrower or the proceeds received by the Borrower from the sale and issuance of any Qualified Equity Interests (or the incurrence of any Indebtedness that has been converted into or exchanged for Qualified Equity Interests), in each case during the period from and including the Business Day immediately following the Effective Date and prior to such time of determination, other than (i) any Cure Amount and (ii) sales or issuances of Equity Interests to directors, officers and employees plus (b) the aggregate amount of all dividends, returns, interest, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary on Investments made using Qualifying Equity Proceeds during the period from and including the Business Day immediately following the Effective Date and prior to such time of determination less (c) the amount of all expenditures for Specified Uses made during the period from and including the Business Day immediately following the Effective Date and prior to such time of determination in reliance on the receipt of Qualifying Equity Proceeds.

“Rate Determination Date” means two (2) Business Days prior to the commencement of an Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Commitment.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Refinancing Indebtedness” means, with respect to any Indebtedness (the “Original Indebtedness”), the incurrence of any Indebtedness in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors or agents or, after the original instrument giving rise to such Indebtedness has been terminated or substantially contemporaneously with such termination, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the Net Proceeds of which are to be used for the purpose of any modification, refinancing, refunding, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing, renewal or extension of such Original Indebtedness (collectively, to “Refinance” or a “Refinancing” or “Refinanced”); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness except (i) by an amount equal to unpaid accrued interest, dividend and premium (including tender premiums) thereon plus defeasance costs, underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees or similar fees, original issue discount or initial yield payments) incurred, in connection with such Refinancing, (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 immediately prior to such refinancing (other than by reference to a Refinancing) and such drawing shall be deemed to have been made and (iii) by an additional amount to the extent such excess amount is otherwise permitted to be incurred under Section 6.01, (b) if the Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(a)(i), (ii), (iii), (vii) or (xi), such Refinancing Indebtedness (i) shall have a final maturity date equal to or later than the earlier of (I) the final maturity date of the Original Indebtedness and (II) the last Maturity Date in effect on the date of such Refinancing and (ii) shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control (or similar event, however denominated), an asset sale or a casualty or condemnation event or, in the case of any term loans, excess cash flow sweeps no greater than any excess cash flow sweep then applicable to the Original Indebtedness) or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (A) the maturity of such Original Indebtedness and (B) the latest Maturity Date in effect on the date of such Refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be no shorter than the Weighted Average Life to Maturity of such Original Indebtedness remaining as of the date of such Refinancing and otherwise on current market terms at the time of such Refinancing; provided further that the foregoing requirements of this clause (b) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (b) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (c) if the Original Indebtedness is subordinated in right of payment to the Obligations, Indebtedness resulting from such Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Original Indebtedness, (d) if the Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(a)(i), 6.01(a)(ii), Section 6.01(a)(iii) or Section 6.01(a)(vii), the direct and contingent obligors with respect to such Original Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Refinancing Indebtedness to the extent such Loan Party would have been required to have been added as an additional direct or contingent obligor in respect of such Original Indebtedness pursuant to the terms thereof), (e) to the extent the Original Indebtedness is unsecured, the Indebtedness resulting from such Refinancing shall be unsecured except to the extent otherwise permitted pursuant to Section 6.02 and (f) if the Original Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(a)(i), the terms and conditions of any such Refinancing Indebtedness, taken as a whole, are not materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms and conditions, when taken as a whole, of the Original Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to such Refinancing, together with a reasonably detailed description of the material terms and conditions of such proposed Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (f) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).  For the avoidance of doubt, it is understood and agreed that Refinancing Indebtedness includes successive Refinancings of the same Indebtedness.

“Refinancing Lenders” means the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans” means the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.24(a).

“Refinancing Revolving Lender” has the meaning set forth in Section 2.24(a).

“Refinancing Revolving Loans” has the meaning set forth in Section 2.24(a).

“Refinancing Revolving Maturity Date” means, with respect to any Refinancing Revolving Commitments or any Refinancing Revolving Loans, the scheduled date on which such Refinancing Revolving Commitments shall terminate and such Refinancing Revolving Loans shall become due and payable in full hereunder, as specified in the applicable Refinancing Facility Agreement.

“Refinancing Term Commitments” has the meaning set forth in Section 2.24(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.24(a).

“Refinancing Term Loans” has the meaning set forth in Section 2.24(a).

“Refinancing Term Maturity Date” means, with respect to Refinancing Term Loans of any Class, the scheduled date on which such Refinancing Term Loans shall become due and payable in full hereunder, as specified in the applicable Refinancing Facility Agreement.

“Register” has the meaning set forth in Section 9.04(b).

“Reinstatement Date” has the meaning set forth in Section 6.14(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents, trustees, administrators, managers, advisors, consultants, service providers, controlling persons and other representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Required Debt Parameters” means, in respect of any Indebtedness, that (a) such Indebtedness shall have a stated final maturity date not earlier than the latest Maturity Date in effect at the time of incurrence of such Indebtedness and the stated final maturity date of such Indebtedness shall not be subject to any conditions that could result in such stated final maturity date occurring on a date that precedes the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (b) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except for amortization terms and, in each case, upon the occurrence of an event of default, a change in control (or similar event, however denominated), an asset sale or a casualty or condemnation event or, in the case of any term loans, excess cash flow sweeps, in each case on market terms at the time of incurrence of such Indebtedness) prior to the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the longest then remaining Weighted Average Life to Maturity of any Class of Term Loans, if any, then outstanding and (d) except for any of the following that are only applicable to periods after the latest Maturity Date in effect at the time of incurrence of such Indebtedness, the terms and conditions of any such Indebtedness, taken as a whole, are not (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, amortization, maturity and prepayment or redemption premiums and terms) materially more restrictive on the Borrower and the Restricted Subsidiaries than those under the Loan Documents (when taken as a whole) (provided, however, that such terms and conditions shall not be deemed to be “materially more restrictive” solely as a result of the inclusion in the documentation governing such Indebtedness of a restrictive covenant so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such restrictive covenant for the benefit of all Lenders), it being understood that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (d) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.07(b), and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iii) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date (or, with respect to any Extended Revolving Commitment, the relevant Maturity Date for the Extension Series of such Extended Revolving Commitment) and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder during the Revolving Availability Period, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or increased its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $750,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure at such time.

“Revolving Extension Request” has the meaning set forth in Section 2.22(a)(ii).

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

 “Revolving Loan” means a Loan made pursuant to Section 2.01 and any Extended Revolving Loan.

“Revolving Maturity Date” means the date that is five years after the Effective Date or, following the establishment of any Refinancing Revolving Commitments, with respect to such Refinancing Revolving Commitments and any related Refinancing Revolving Loans, the Refinancing Revolving Maturity Date.

“S&P” means Standard & Poor’s Ratings Services or any successor to its ratings business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) Her Majesty’s Treasury of the United Kingdom, (c) the United Nations Security Council, (d) the European Union or (e) another sanctions authority with jurisdiction over the Borrower’s activities.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means a person or entity that (a) is named on the list of “Specially Designated Nationals” or “Blocked Persons” on the most current list published by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or as otherwise published from time to time or on the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury of the United Kingdom, (b) is (x) an agency of the government of a country, (y) an organization controlled by a country or (z) a person resident in a country that is subject to a sanctions program identified on any list referred to in the preceding clause (a), as such program may be applicable to such agency, organization or person, or (c) is otherwise the subject of any current Sanctions, in each case only insofar as dealings with a person or entity are precluded under applicable Sanctions.

“Scheduled Unavailability Date” has the meaning set forth in Section 2.14(c).

“Screen Rate” means the Applicable Reference Rate quote for an Applicable Currency on the applicable screen page the Administrative Agent designates to determine such Applicable Reference Rate for such Applicable Currency (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by the Administrative Agent from time to time).

“SEC” means the United States Securities and Exchange Commission.

“Section 2.22 Additional Amendment” has the meaning set forth in Section 2.22(c).

“Securities Act” means the United States Securities Act of 1933.

“Senior Unsecured Notes” means the Borrower’s 2.80% senior notes due 2030.

“Series” refers to Incremental Term Commitments (and any Incremental Term Loans thereunder) established pursuant to an Incremental Facility Agreement, or to Refinancing Term Commitments (and Refinancing Term Loans thereunder) established pursuant to a Refinancing Facility Agreement, in each case that have identical terms and conditions.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvent” means, with respect to any Person, that (a) the Fair Value and Present Fair Salable Value of the assets of such Person taken as whole exceeds its Stated Liabilities and Identified Contingent Liabilities, (b) such Person does not have Unreasonably Small Capital, and (c) such Person will be able to pay its Stated Liabilities and Identified Contingent Liabilities as they mature (with the terms “Fair Value”, “Present Fair Salable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” and “do not have Unreasonably Small Capital” having the meanings as defined in Exhibit G).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Special Purpose Subsidiary” means any (a) not-for-profit Subsidiary, (b) captive insurance company and (c) any other Subsidiary formed for a specific bona fide purpose (including shell companies formed as acquisition vehicles) not including substantive business operations and that does not own any material assets, in each case, that has been designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Representations” means the representations set forth in Sections 3.01 (relating to organizational existence of the Loan Parties), 3.02, 3.03(c) (relating to the Loan Parties), 3.08, 3.13 and 3.16.

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of the Borrower or any of its Restricted Subsidiaries initiated after the Effective Date and not in the ordinary course of business and described in reasonable detail in a certificate of an Authorized Officer delivered by the Borrower to the Administrative Agent.

“Specified Transaction” means, with respect to any period, any Permitted Acquisition, Investment, Disposition, incurrence, assumption or prepayment, repayment, retirement, redemption, satisfaction, discharge or defeasance of Indebtedness (including the incurrence of any Incremental Term Loans or Incremental Equivalent Indebtedness or the establishment of any Incremental Revolving Commitment Increase), Restricted Payment, designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or any other event that by the terms of this Agreement requires “pro forma compliance” (or words to similar effect) with a test or covenant hereunder or requires such test or covenant to be calculated on a “pro forma basis” (or words to similar effect).

“Specified Uses” means (a) Investments made in reliance on the proviso to Section 6.04(r), (b) Restricted Payments made in reliance on Section 6.08(a)(viii), and (c) with respect to Qualifying Equity Proceeds only, Restricted Payments made in reliance on Section 6.08(a)(vi).

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person (i) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (ii) that is Controlled by the parent, which at a minimum shall mean that the parent has the ability to cause and direct such Person to comply with the requirements, obligations, covenants and restrictions set forth in the Loan Documents, and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means (i) each Subsidiary that is a party to the Guarantee Agreement on the Effective Date and (ii) each Subsidiary that becomes a party to the Guarantee Agreement after the Effective Date pursuant to Section 5.03 or otherwise; provided that in no event shall any Excluded Subsidiary be required to be a Subsidiary Loan Party (unless such Subsidiary is no longer an Excluded Subsidiary).

“Successor Rate” has the meaning set forth in Section 2.14(c).

“Successor Rate Conforming Changes” means, with respect to any Successor Rate for an Applicable Currency, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Applicable Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice for such Applicable Currency is not administratively feasible or that no market practice for the administration of such Successor Rate for such Applicable Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Suspended Covenants” has the meaning set forth in Section 6.14(a).

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.  For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means an Incremental Term Commitment and a Refinancing Term Commitment, as applicable.

“Term Loan” means an Incremental Term Loan or a Refinancing Term Loan, as applicable.

“Term Loan Extension Request” has the meaning set forth in Section 2.22(a)(i).

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Trade Date” has the meaning set forth in Section 9.04(f).

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof, and all registrations and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Transaction Costs” means the fees and expenses incurred in connection with the Transactions.

“Transactions” means, collectively, (i) the Financing Transactions, (ii) the payment of the Transaction Costs, (iii) the Existing Credit Agreement Refinancing, (iv) the Borrower issuing and selling the Senior Unsecured Notes and (v) the consummation of any other transactions connected with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means, as of any date, unrestricted cash and Cash Equivalents owned by the Borrower and the Restricted Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Borrower or any Restricted Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrower or any Restricted Subsidiary (other than to secure, if applicable, the Obligations), or (b) otherwise segregated from the general assets of the Borrower and the Restricted Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Restricted Subsidiary (other than to secure, if applicable, the Obligations).  For the avoidance of doubt, on each occasion when the amount of Unrestricted Cash is to be determined in respect of any transaction (other than for purposes of Section 2.01), such amount shall not include the amount of the proceeds of any Indebtedness then being issued or any cash or Cash Equivalents to be received or to be used in such transaction.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.15 subsequent to the Effective Date and (b) any subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code and any disregarded entity (for U.S. Federal income tax purposes) owned by any such person.

“U.S. Tax Certificate” has the meaning set forth in Section 2.17(f)(a)(i)(D).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any Organizational Documents, agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such Organizational Documents, agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04          Accounting Terms; GAAP; Rounding.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the financial statements delivered pursuant to Section 3.04(a), except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any accounting change, including any change in GAAP or in the application thereof, occurring after the Effective Date on the operation of such provision, regardless of whether any such notice is given before or after such accounting change, then such provision shall be interpreted as if such accounting change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any accounting change, including any change in GAAP or in the application thereof, occurring after the Effective Date on the operation of such provision, regardless of whether any such notice is given before or after such accounting change, then such provision shall be interpreted as if such accounting change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without material burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such accounting change had not occurred. Notwithstanding anything herein to the contrary, no lease will be deemed a “Capital Lease Obligation” for any purpose under this Agreement and the other Loan Documents if such lease would not, as of December 31, 2015, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

(b)          Where reference is made to “the Borrower and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(c)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Restricted Subsidiary at “fair value” as defined therein.

(d)          For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Consolidated Net Income of such Person or business shall not be excluded from the calculation of Consolidated Net Income until such Disposition shall have been consummated.

(e)          Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06          Timing of Payment or Performance.  Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, unless the context otherwise requires.

SECTION 1.07          Exchange Rates; Currency Equivalents.

(a)          For purposes of any determination under Article V, Article VI (other than for purposes of calculating the Total Leverage Ratio) or Article VII or any determination under any other provision of this Agreement requiring the use of a current exchange rate (other than those described in clauses (b) and (c) below), all amounts incurred or proposed to be incurred in currencies other than dollars shall be translated into dollars at the exchange rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred under a particular basket to Refinance other Indebtedness denominated in a foreign currency that was originally incurred under the same basket, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of the Indebtedness that is incurred to Refinance such Indebtedness does not exceed the principal amount (or accreted amount) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment may be made at any time under such Sections.  For purposes of calculating the Total Leverage Ratio, amounts in currencies other than dollars shall be translated into dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the Effective Date, the Latest Financial Statements).

(b)        The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of any Loans, Borrowings, Letters of Credit and LC Disbursements denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(c)         Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

(d)         Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.08          Certain Calculations and Tests.

(a)          In connection with any action being taken in connection with a Limited Condition Transaction, solely for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the LCT Test Date.  For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default or specified Event of Default occurs following the relevant LCT Test Date and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)          In connection with any action being taken in connection with a Limited Condition Transaction, solely for the purposes of:

(i)         determining compliance with any provision of this Agreement which requires the calculation of the Total Leverage Ratio (but, for the avoidance of doubt, not for purposes of determining whether the Borrower has actually complied with the Financial Maintenance Covenant in Section 6.12); or

(ii)          determining the amount or availability of any baskets set forth in this Agreement based on any financial ratio or metric (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA);

at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of compliance with such provision or basket hereunder shall be deemed to be the date on which the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters of the Borrower included in the Latest Financial Statements), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such provision or basket, such provision or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such ratios or baskets will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such ratio or basket has been satisfied in connection with such Limited Condition Transaction.  If the Borrower has made an LCT Election for any Limited Condition Transaction, then (i) in connection with any subsequent calculation of any ratio or test with respect to the incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, Dispositions, mergers, Dispositions of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) such ratio or test shall not be tested at the time of consummation of such Limited Condition Transaction.  For the avoidance of doubt, this Section 1.08 shall not, except to the extent expressly set forth in Section 2.21 with respect to Incremental Term Commitments and Incremental Term Loans, apply to Section 4.02.

SECTION 1.09          Pro Forma and Other Calculations.

(a)         Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Consolidated Total Assets or Consolidated EBITDA and the Total Leverage Ratio) shall be calculated in the manner prescribed by this Section 1.09; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.09, when calculating the Total Leverage Ratio for purposes of calculating the Financial Maintenance Covenant in Section 6.12, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.  In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters of the Borrower included in the Latest Financial Statements).

(b)         For purposes of calculating any financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA), Specified Transactions (with any incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.09) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or Unrestricted Cash and Cash Equivalents, on the last day of the applicable Test Period).  If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (including Consolidated Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)          Whenever pro forma effect is to be given or a determination of pro forma compliance or on a pro forma basis is to made (or words to similar effect) with respect to a Specified Transaction or a Specified Restructuring, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, pro forma adjustments related to such Specified Transaction or Specified Restructuring, including pro forma “run rate” cost savings, operating expense reductions and other synergies, in each case projected by the Borrower in good faith to result from actions that have been taken, with respect to which substantial steps have been taken or which are expected to be taken (in each case, in the good faith determination of the Borrower) (calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions and other synergies had been realized on the first day of such period and as if such “run rate” cost savings, operating expense reductions and other synergies were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any such action), in each case net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, substantial steps with respect to such action have been taken or such actions are expected to be taken no later than six fiscal quarters after the date of consummation of such Specified Transaction or the date of initiation of such Specified Restructuring, (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, and (D) the aggregate amount of any such pro forma increase added to Consolidated EBITDA pursuant to this clause (c) and pursuant to clause (a)(iv)(A) of the definition of “Consolidated EBITDA” for any Test Period (other than any such adjustments related to the Transactions or included in any other provision in this Agreement) shall not exceed an amount equal to 25.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to such add-backs);

(d)          In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case as if the same had occurred on the last day of the applicable Test Period; provided that, with respect to any incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Total Leverage Ratio, such calculation shall not give pro forma effect to any Indebtedness being incurred (or expected to be incurred) substantially simultaneously or contemporaneously with such incurrence in reliance on any “basket” set forth in this Agreement (including the Incremental Base Amount, and any “baskets” measured as a percentage of Consolidated Total Assets or Consolidated EBITDA).

(e)          Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower.  Any such pro forma calculation (1) may include, without limitation, (1) all adjustments of the type described in clause (a) and (b) of the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such Test Period, and (2) shall include, without limitation, all adjustments calculated in accordance with Regulation S-X under the Securities Act.

SECTION 1.10         Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.

SECTION 1.11          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.12          Additional Alternative Currencies.

(a)          The Borrower may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is an Eligible Currency and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Borrowing or issuance, extension or increase of any Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)          Any failure by a Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Eurocurrency Loans. If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (iii) the Administrative Agent and the Issuing Bank may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (iv) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.13          Change of Currency.

(a)          Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)          Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.14          Divisions.  Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II

The Credits

SECTION 2.01          Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars or in one or more Alternative Currencies to the Borrower from time to time during the Revolving Availability Period, in each case, in an aggregate principal amount that, in each case after giving effect to any simultaneous reduction of Revolving Exposure due to any application of proceeds from such Revolving Loans, will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment or (iii) the aggregate amount of all Revolving Loans denominated in Alternative Currencies exceeding the Alternative Currency Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02          Loans and Borrowings.  (a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or the obligation of any Lender to make or cause any Loan to be made in accordance with this Agreement.

(c)          At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $500,000 and not less than the Dollar Equivalent of $1,000,000; provided that a Eurocurrency Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment; provided, further, that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $500,000 and not less than the Dollar Equivalent of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding (which number of Eurocurrency Borrowings may be increased or adjusted by agreement between the Borrower and the Administrative Agent, including in connection with any Incremental Revolving Commitment Increase, Incremental Term Commitment, Extended Revolving Commitment and/or Extended Term Loans).

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03          Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the Borrower shall give irrevocable notice to the Administrative Agent of such request by telephone or delivery of a Borrowing Request; provided, that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request. Each such Borrowing Request must be received by the Administrative Agent not later than 11:00 a.m., New York City time, (a) three Business Days prior to the requested date of any Borrowing of Eurocurrency Loans denominated in Dollars, (b) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing denominated in Alternative Currencies, and (c) on the requested date of any Borrowing of ABR Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period of twelve months in duration, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time, (x) four Business Days prior to the requested date of such Borrowing of Eurocurrency Loans denominated in Dollars, or (y) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of Eurocurrency Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., New York City time, (1) three Business Days before the requested date of such Borrowing of Eurocurrency Loans denominated in Dollars, or (2) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of Eurocurrency Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           whether the requested Borrowing is to be comprised of Term Loans of any Class and/or Series or Revolving Loans;

(ii)          the aggregate amount and currency of such Borrowing;

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)         the location and number of the account to which funds are to be disbursed or, in the case of any Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) (other than a deemed ABR Revolving Borrowing pursuant to Section 2.05(f)), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified, then the requested Borrowing shall be denominated in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04          [Reserved.]

SECTION 2.05          Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Restricted Subsidiary, denominated in Dollars or an Alternative Currency and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Restricted Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) in advance of the requested date of issuance, amendment, renewal or extension, a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) (x) the LC Exposure will not exceed $20,000,000 and (y) the LC Exposure of all Letters of Credit denominated in Alternative Currencies will not exceed $10,000,000, (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment, (iii) no Revolving Lender will have a Revolving Exposure greater than its Revolving Commitment and (iv) unless otherwise agreed by the applicable Issuing Bank, the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank.  Unless the applicable Issuing Bank has received written notice from any Revolving Lender or the Administrative Agent prior to the requested date of issuance, amendment, renewal or extension of the applicable Letter of Credit that one or more applicable conditions set forth in Section 4.02 shall not then be satisfied, then, such Issuing Bank may assume that such conditions shall have been satisfied on the date of such issuance, amendment, renewal or extension of such Letter of Credit and such Issuing Bank may, in reliance upon such assumption, issue, amend, renew or extend such Letter of Credit.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Effective Date shall, effective as of the Effective Date and without any further action by the Borrower, be continued as a Letter of Credit hereunder, from and after the Effective Date be deemed a Letter of Credit for all purposes hereof and be subject to and governed by the terms and conditions hereof.

(c)          Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; and provided further that if there exist any Extended Revolving Commitments having a maturity date later than the Revolving Maturity Date (the “Subsequent Maturity Date”), then, so long as the aggregate LC Exposure in respect of Letters of Credit expiring after the Revolving Maturity Date will not exceed the lesser of $20,000,000 and the aggregate amount of such Extended Revolving Commitments, the Borrower may request the issuance of a Letter of Credit that shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Subsequent Maturity Date.

(d)          Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02.

(e)          Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, such Issuing Bank shall notify the Borrower and the Administrative Agent of such LC Disbursement and of the date and amount thereof and the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) if such notice has been received by the Borrower prior to 10:00 a.m., New York City time, on the Business Day that the Borrower receives notice of such LC Disbursement or (ii) if such notice has been received by the Borrower after 10:00 a.m., New York City time, not later than 12:00 p.m., New York City time, on the first Business Day after such notice has been received (in each case, the “Required Reimbursement Date”); provided that if such LC Disbursement is not less than a Dollar Equivalent of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing and unless the Borrower shall have, by 12:00 p.m., New York City time, on the Required Reimbursement Date, reimbursed the applicable Issuing Bank for the LC Disbursement with funds other than from the proceeds of an ABR Revolving Borrowing, the Borrower shall be deemed to have requested an ABR Borrowing in the amount of such LC Disbursement, plus interest payable thereon pursuant to Section 2.05(h).  If the Borrower subsequently fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)          Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)          Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, whether with its own funds or with proceeds from a Revolving Borrowing (including any ABR Revolving Borrowing deemed requested pursuant to Section 2.05(f)), at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)          Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Section 7.01.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the date on which all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.

(j)          Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)          Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or such Letters of Credit have been backstopped, novated or cash collateralized in a manner that is in form and substance satisfactory to such Issuing Bank.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)          Replacement of an Issuing Bank.  (i) Any Issuing Bank may resign as an Issuing Bank upon 30 days’ prior written notice to the Administrative Agent, the applicable Revolving Lenders and the Borrower.  Subject to the terms of the following sentence, the Borrower may replace an Issuing Bank for any reason upon written notice to the Administrative Agent and the Issuing Bank.  If an Issuing Bank shall resign or be replaced, then the Borrower may appoint a successor Issuing Bank with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), whereupon such successor Issuing Bank shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Loan Documents and the term “Issuing Bank” shall mean such successor Issuing Bank effective upon such appointment; provided, however, that no failure by the Borrower to so appoint any such successor shall affect the resignation of the applicable Issuing Bank as an Issuing Bank.  At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Issuing Bank all accrued and unpaid fees pursuant to Section 2.12(b) and Section 2.12(d).  The acceptance of any appointment as an Issuing Bank hereunder as a successor Issuing Bank shall be evidenced by an agreement entered into by such successor Issuing Bank, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder.  After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit or amend or renew existing Letters of Credit.  In connection with any resignation or replacement pursuant to this clause (i) (but, in case of any such resignation, only to the extent that a successor Issuing Bank shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor Issuing Bank shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor Issuing Bank or (ii) the Borrower shall cause the successor Issuing Bank, if such successor Issuing Bank is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit.  After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.

(ii)          To the extent that there are, at the time of any resignation or replacement as set forth in clause (i) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor Issuing Bank shall have the obligations regarding outstanding Letters of Credit described in clause (i) above.

(m)        Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent and the Borrower (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank when due pursuant to paragraph (f) of this Section 2.05, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n)          LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(o)          Limitations on Amounts, Issuance and Amendment.  No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally in place at the time of such request.

(p)          Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.06          Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day funds to the Administrative Agent’s Office for the applicable currency by 2:00 p.m., New York City time, in the case of Loans Denominated in Dollars, and not later than the Applicable Time, in the case of any Loan denominated in an Alternative Currency.  The Administrative Agent will make the proceeds of all other Loans hereunder available to the Borrower by promptly remitting the amounts so received, in like funds, to an account specified by the Borrower in the applicable Borrowing Request or, in the case of Revolving Loans denominated in Dollars (including any deemed ABR Revolving Loans pursuant to Section 2.05(f)) made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank that has made such LC Disbursement.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Revolving Loans, or in the case of Alternative Currencies, in accordance with market practice for such Applicable Currency, in each case, as applicable.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07          Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03 or Section 2.05(f).  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Borrower shall give irrevocable notice to the Administrative Agent of such election by telephone or delivery of an Interest Election Request; provided, that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)         if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Except as provided pursuant to Section 2.18(b) and 2.14, no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(c)          Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Section 7.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08          Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) any Incremental Term Commitment shall terminate on the date set forth in the Incremental Facility Agreement relating thereto, (ii) except with respect to Extended Revolving Commitments, the Revolving Commitments shall automatically terminate at the Revolving Maturity Date and (iii) any Extended Revolving Commitments shall automatically terminate on the relevant Maturity Date for the Extension Series of such Extended Revolving Commitments.

(b)          Subject to Section 2.22 in the case of any reduction or termination of Revolving Commitments, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class, as determined by the Borrower, in whole or in part and (i) any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Commitments without any termination or reduction of the Commitments with respect to any Existing Revolving Commitments) and (2) in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.22, the Existing Revolving Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of Existing Revolving Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Commitments, by any greater amount so long as (a) a proportionate reduction of the Existing Revolving Commitments has been offered to each Lender to whom the applicable Revolving Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (b) the Borrower prepays the Existing Revolving Loans of such Class owed to such Lenders providing such Extended Revolving Commitments to the extent necessary to ensure that, after giving pro forma effect to such repayment or reduction, the Existing Revolving Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, (A) the aggregate amount of the Revolving Exposure of any such Lender does not exceed the Existing Revolving Commitment thereof (such Revolving Exposure and Existing Revolving Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Commitment and any Revolving Exposure in respect thereof) and (B) the Aggregate Revolving Exposure denominated in Alternative Currencies does not exceed the Alternative Currency Sublimit and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.18(c) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.22 of Existing Revolving Commitments and Existing Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (ii) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000, and not less than $5,000,000 and (iii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the Revolving Exposure of any Lender of such Class would exceed its Revolving Commitment of such Class.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Any termination or reduction of the Commitments of any Class shall be permanent.

SECTION 2.09          Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan (other than an Extended Revolving Loan) of such Lender on the Revolving Maturity Date, (ii) with respect to any tranche of Incremental Term Loans, to the Administrative Agent for the account of each applicable Incremental Term Lender the then unpaid principal amount of each Incremental Term Loan of such tranche of such Incremental Term Lender on the relevant Maturity Date for such tranche of Incremental Term Loans, (iii) with respect to any Extension Series of Extended Term Loans, to the Administrative Agent for the account of each applicable Extending Lender the then unpaid principal amount of each Extended Term Loan of such Extension Series on the relevant Maturity Date for such Extension Series of Extended Term Loans and (iv) with respect to any Extension Series of Extended Revolving Commitments, to the Administrative Agent for the account of each applicable Extending Lender the then unpaid principal amount of each Extended Revolving Loan of such Extension Series on the relevant Maturity Date for such Extension Series of Extended Revolving Commitments.

(b)          The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)          Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10         Amortization of Incremental Term Loans.  (a)  In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Incremental Term Lenders in the applicable Incremental Facility Agreement, subject to the requirements set forth in Section 2.21.  In the event any Extended Term Loans are established, such Extended Term Loans shall mature and be repaid in the amounts and on the dates set forth in the applicable Extension Amendment, subject to the requirements set forth in Section 2.22. In the event any Refinancing Term Loans are made, such Refinancing Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Refinancing Term Lenders in the applicable Refinancing Facility Agreement, subject to the requirements set forth in Section 2.24.

(b)          Any voluntary prepayment of a Term Borrowing of any Class made pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class in such order as the Borrower may determine.  For the avoidance of doubt, the Borrower may voluntarily prepay Existing Term Loans of any Class pursuant to Section 2.11(a) without any requirement to prepay Extended Term Loans that were converted from the Existing Term Loans of such Class or may voluntarily prepay Extended Term Loans of any Extension Series pursuant to Section 2.11(a) regardless of whether such prepayment is accompanied by at least a pro rata prepayment of Existing Term Loans of the Class from which such Extended Term Loans were converted.

(c)          Any mandatory prepayment of a Term Borrowing of any Class required by Section 2.11 shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the outstanding principal amounts of the Term Loans of each Class (unless any Incremental Facility Agreement or any Refinancing Facility Agreement contemplates that any Incremental Term Loans or Refinancing Term Loans, as applicable, established thereby shall share into any mandatory prepayments of Term Borrowings required by Section 2.11  on less than a pro rata basis with any other Term Loans, in which case such mandatory prepayment shall be allocated to such Class of Term Loans as provided in such any Incremental Facility Agreement or any Refinancing Facility Agreement), and shall be applied pro rata to the Lenders of each Class, based upon the outstanding principal amounts owing under each such Class of Term Loans; provided that, with respect to the allocation of such prepayments between Existing Term Loans and Extended Term Loans of the same Extension Series, the Borrower may, to the extent not inconsistent with any Extension Amendment relating to Extended Term Loans of any Extension Series, allocate such prepayments as the Borrower may specify, so long as the Borrower shall not allocate to Extended Term Loans of any Extension Series any mandatory prepayment unless such prepayment is accompanied by at least a pro rata prepayment, based upon the outstanding principal amounts owing under such Class, of Existing Term Loans of the Class of Existing Term Loans from which such Extended Term Loans were converted (or such Existing Term Loans of such Class have otherwise been repaid in full).

(d)          Mandatory prepayments required by Section 2.11, within any Class of Term Loans (other than Incremental Term Loans of any Series or Refinancing Term Loans of any Series), shall be applied in direct order to reduce the subsequent scheduled repayments of the Term Borrowings of such Class.  Mandatory prepayments required by Section 2.11, within any Series of Incremental Term Loans or Refinancing Term Loans, shall be applied to reduce the remaining subsequent scheduled repayments of Incremental Term Loans or Refinancing Term Loans of such Series as shall be specified therefor in the applicable Incremental Facility Agreement or Refinancing Facility Agreement for such Series.

(e)          In the event that Term Loans of any Class are purchased or acquired by the Borrower pursuant to Purchase Offers under Section 2.23, then the subsequent scheduled repayments of the Term Borrowings of such Class to be made will not be reduced or otherwise affected by such transaction (except to the extent that the final scheduled payment shall be reduced thereby).

SECTION 2.11          Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)          In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall immediately prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c)          In the event and on each occasion that the Aggregate Revolving Exposure denominated in Alternative Currencies exceeds 105% of the Alternative Currency Sublimit, the Borrower shall immediately prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(d)          Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (e) of this Section.

(e)          The Borrower shall give written notice to the Administrative Agent of any repayment, any optional prepayment and, to the extent practicable, any mandatory prepayment under Section 2.10 or Section 2.11, as applicable, not later than 11:00 a.m., New York City time, (A) three Business Days prior to any date of prepayment of Eurocurrency Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Loans denominated in Alternative Currencies and (C) on the date of prepayment of ABR Loans.  Each such notice shall specify the repayment or prepayment date, the principal amount of each Borrowing or portion thereof to be repaid or prepaid and, in the case of a mandatory prepayment, to the extent practicable, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Repayment and prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12          Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars, which shall accrue at Applicable Rate per annum on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date.  All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee in Dollars, which shall accrue at a rate of 0.125% per annum (or such other amount per annum as may be separately agreed by the Borrower and such Issuing Bank) on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)         All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13          Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing shall be computed in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14          Inability to Determine Rates.

(a)         If in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, (B) (x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed ABR Loan and (y) the circumstances described in Section 2.14(c)(i) do not apply, or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan (whether denominated in Dollars or an Alternative Currency) does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currencies shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Alternate Base Rate, the utilization of the Eurocurrency Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Eurocurrency Loans denominated in Dollars will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Loans denominated in an Alternative Currency, at the Borrower’s election, shall either (1) be converted into a Committed Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, the Borrower shall be deemed to have elected clause (1) above.

(b)         Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 2.14(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 2.14(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)          Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate for an Applicable Currency for any requested Interest Period, including, without limitation, because the Screen Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)          the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Applicable Reference Rate for an Applicable Currency or the Screen Rate for an Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Applicable Reference Rate for such Applicable Currency after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)         syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Applicable Reference Rate for an Applicable Currency,

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for the Applicable Currency in accordance with this Section 2.14 with (x) in the case of Dollars, one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace the Applicable Reference Rate with respect to Eurocurrency Loans denominated in Dollars with a rate described in clause (x), object to any Adjustment; or (B) in the case of an amendment to replace the Applicable Reference Rate with respect to Eurocurrency Loans denominated in the Applicable Currency with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment.  Such Successor Rate for the Applicable Currency shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate for such Applicable Currency shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no Successor Rate has been determined for the Applicable Currency and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans in each such Applicable Currency shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Alternate Base Rate.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in each such affected Applicable Currency (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted each such request into a request for a Committed Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Eurocurrency Loans denominated in Dollars will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Loans denominated in an Alternative Currency, at the Borrower’s election, shall either (1) be converted into a Committed Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, the Borrower shall be deemed to have elected clause (1) above.

Notwithstanding anything else herein, any definition of a Successor Rate for any currency shall provide that in no event shall such Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a Successor Rate for any currency, the Administrative Agent will have the right to make Successor Rate Conforming Changes with respect to such currency from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Conforming Changes for the Applicable Currency to the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.15          Increased Costs.  (a)  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement contemplated by Section 2.15(e));

(ii)          impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense  (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)         subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (d) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Credit Party of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Credit Party hereunder (whether of principal, interest or otherwise), then, following receipt of a certificate pursuant to paragraph (c) of this Section, the Borrower will pay to such Lender, Issuing Bank or other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Credit Party, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)          If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, following receipt of a certificate pursuant to paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)         If any Lender or Issuing Bank is claiming compensation under this Section 2.15, it shall deliver to the Borrower a certificate setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, and the basis for the calculation thereof as specified in paragraph (a) or (b) of this Section, which certificate shall be conclusive absent manifest error; provided that, in any such certificate, such Lender or Issuing Bank shall certify that the claim for compensation referred to therein is generally consistent with such Lender’s or Issuing Bank’s treatment of other borrowers of such Lender or Issuing Bank in the U.S. leveraged loan market with respect to similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.15, but such Lender or Issuing Bank, as the case may be, shall not be required to disclose any confidential or proprietary information therein.  This Section shall not be construed to require any Lender or Issuing Bank to make available its tax return (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)          Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)         The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

SECTION 2.16          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto, (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice (including any telephonic notice) delivered or made pursuant hereto (including as a result of the revocation of any such notice), (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof), (e) any failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency or (f) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or pursuant to Section 2.21(e), then, in any such event, the Borrower shall after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent manifest error, the amount requested shall be conclusive), compensate each Lender for the loss (including any foreign exchange loss), cost and expense attributable to such event, but excluding any losses of anticipated profits.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market, but shall exclude any losses of anticipated profits.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17          Taxes.  (a)  Withholding of Taxes; Gross-Up.  Each payment by a Loan Party under this Agreement or any other Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made.

(b)          Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Evidence of Payment.  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification by the Loan Parties.  The Loan Parties shall indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 20 days after the Credit Party delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and any Excluded Taxes) that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders.  (a)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) or in paragraph (f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form, documentation or certification previously delivered pursuant to this Section 2.17(f).  If any form, documentation or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form, documentation or certification to the extent it is legally eligible to do so.

(i)          Without limiting the generality of the foregoing, each Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)         in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (a) with respect to payments of interest under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (b) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)          in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (a) IRS Form W‑8BEN or IRS Form W-8BEN-E and (b) a certificate substantially in the form of Exhibit H-1, Exhibit H-2, Exhibit H-3 or Exhibit H-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10-percent shareholder” of the Borrower or the Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)          in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners;

(F)          in the case that any form referred to in clauses (A) through (E) of this paragraph is succeeded by a successor form, such successor form; or

(G)         any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(ii)          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  For purposes of this Section 2.17(f)(a)(ii), the term “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)        On or before the date the Administrative Agent (or any successor Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed copies of either (A) IRS Form W-9 (or any successor forms) certifying that it is exempt from U.S. federal backup withholding Tax or (B) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor forms) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender party to this Agreement) and IRS Form W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

(g)          Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be. If any Credit Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such Credit Party, shall repay to such Credit Party the amount paid to such Credit Party pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Credit Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any Credit Party be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Credit Party in a less favorable position (on a net after-Tax basis) than such Credit Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)           Defined Terms.  For purposes of this Section 2.17, the term “Lender” shall include each Issuing Bank and the term “applicable law” includes FATCA.

(j)          Certain FATCA Matters.  Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18          Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document on the date when due, without any defense, setoff, recoupment or counterclaim. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  Any amounts received after (i) 2:00 p.m., in the case of payments in Dollars, or (ii) the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest or fee thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)          Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of principal, interest or fees in different amounts or at different rates and the repayment of principal amounts of Loans at different times as a result of Extension Amendments, Incremental Facility Amendments, Refinancing Facility Agreements, purchases of Term Loans pursuant to Purchase Offers under Section 2.23 or non-ratable prepayments of Classes of Loans pursuant to Section 2.10(c)), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.05(d), 2.05(f), 2.06(b), 2.18(c), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.  Notwithstanding anything to the contrary herein, any amounts paid by a Loan Party for the account of a Lender that are applied or held pursuant to this Section 2.18(e) shall be deemed paid by such Loan Party to such Lender.

(f)         If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.19          Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would reasonably be expected to eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)          If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, it can reasonably be expected that such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)          commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)          the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)          if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i)           the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph (c), the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated disregarding the Revolving Commitments of the Defaulting Lenders at such time) but only to the extent that such reallocation does not cause the Aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii)         if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(v)         if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)          so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (a “Restored Lender”), then the LC Exposure of the Revolving Lenders shall be reallocated in accordance with their Applicable Percentages and on such date such Restored Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Restored Lender to hold such Loans in accordance with its Applicable Percentage (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated including the Revolving Commitment of such Restored Lender but disregarding the Revolving Commitments of the Defaulting Lenders at such time).

SECTION 2.21           Incremental Facilities.

(a)         The Borrower may, on no more than five occasions, by written notice to the Administrative Agent, request (i) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (ii) the establishment of Incremental Term Commitments (which may be in the form of increases to any existing Term Loans or new Term Loan tranches), in each case in a minimum amount of $5,000,000, provided that the aggregate amount of all the Incremental Revolving Commitment Increases and Incremental Term Commitments to be established hereunder on any date shall not exceed the sum of (A) the Incremental Base Amount as of such date plus (B) assuming that the full amount of such Incremental Revolving Commitment Increases and/or such Incremental Term Commitments have been funded as Loans on such date, an additional aggregate amount, such that, after giving pro forma effect to the establishment of any Incremental Revolving Commitment Increases and/or Incremental Term Commitments and the use of proceeds thereof, the Borrower shall be in pro forma compliance, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), with a Total Leverage Ratio that is no greater than 3.50:1.00; provided further that the Borrower may elect to use clause (B) above (in whole or in part) prior to using all or a portion of clause (A), or combine the use of clauses (A) and (B), and, if clauses (A) and (B) are available at the time of such incurrence and the Borrower does not make an election, the Borrower will be deemed to have elected to use clause (B) first.  Each such notice shall specify (1) the date on which the Borrower proposes that the Incremental Revolving Commitment Increases or the Incremental Term Commitments, as applicable, shall be effective, and (2) the amount of the Incremental Revolving Commitment Increase or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment Increase or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment Increase or Incremental Term Commitments, (y) the Borrower shall not be required to approach existing Lenders first to provide any Incremental Revolving Commitment Increase or Incremental Term Commitment or offer any existing Lenders a right of first refusal to provide any Incremental Revolving Commitment Increase or Incremental Term Commitment and (z) any Person that the Borrower proposes to become a Lender under any Incremental Term Commitment or Incremental Revolving Commitment Increase, if such Person is not then a Lender, must be an Eligible Assignee and, if any consent of the Administrative Agent would be required for an assignment of Loans or Commitment to such Lender, must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Commitment Increase, if any consent of each Issuing Bank would be required for an assignment of Revolving Loans or a Revolving Commitment to such Lender, each Issuing Bank).

(b)          The terms and conditions of any Loans and Commitments pursuant to any Incremental Revolving Commitment Increase shall be the same as those of the Revolving Commitments and Revolving Loans of the Class that is being increased and shall be treated as a single Class with such Revolving Commitments and Revolving Loans; provided that any interest margins, commitment fees, pricing and rate floors applicable to any Incremental Revolving Commitment Increase may exceed the interest margins, commitment fees, pricing and rate floors payable with respect to the Revolving Loans and/or Revolving Commitments pursuant to the terms of this Agreement, as amended through the date of such calculation, in which case the Applicable Rate and/or the fee payable pursuant to Section 2.12(a), in each case as in effect for the other Revolving Loans and Revolving Commitments, shall be automatically increased to eliminate such excess (it being understood that additional upfront or similar fees may be payable to the Lenders participating in such Incremental Revolving Commitment Increase without any requirement to pay such amounts to any existing Revolving Lenders).  The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be set forth in the applicable Incremental Facility Agreement; provided that (A) no Incremental Term Loan Maturity Date shall be earlier than the latest Maturity Date then in effect, (B) the scheduled amortization and optional or mandatory prepayment terms and provisions, including in respect of the allocations of payments to or within any such Class of any such Incremental Term Loans shall be based on current market terms at the time of incurrence thereof, (C) no Incremental Term Loan shall be secured, and (D) any other terms shall be as agreed between the Borrower and the lenders providing such Incremental Term Loans; provided that no Incremental Term Loan shall be subject to a restrictive covenant not previously provided for in this Agreement unless this Agreement is amended to include such restrictive covenant for the benefit of all Lenders.  Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate Series of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(c)          The Incremental Term Commitments and any Incremental Revolving Commitment Increase shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Term Commitments or Incremental Revolving Commitment Increase, as the case may be, and the Administrative Agent; provided that no Incremental Term Commitments or Incremental Revolving Commitment Increases shall become effective unless (subject, in the case of Incremental Term Commitments incurred to finance a Limited Condition Transaction, to Section 1.08):

(i)         no Event of Default (or in the case of Incremental Term Commitments incurred to finance a Limited Condition Transaction, no Event of Default described in clause (a), (b), (i) or (j) of Section 7.01) shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Term Commitments or Incremental Revolving Commitment Increases and the making of Loans and issuance of Letters of Credit thereunder to be made on such date;

(ii)          on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date; provided that the requirement in this clause (ii) shall only apply to Incremental Term Loans to the extent requested by the applicable Incremental Term Lenders; provided further, that in the case of Incremental Term Commitments incurred to finance a Limited Condition Transaction, such representations and warranties shall be limited to Specified Representations;

(iii)         after giving pro forma effect to the establishment of any Incremental Revolving Commitment Increase or Incremental Term Loans, the incurrence of any Loans thereunder and the use of the proceeds thereof, and assuming that the full amount of such Incremental Revolving Commitment Increases shall have been funded as Loans on such date, the Borrower shall be in pro forma compliance with each Financial Maintenance Covenant, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements); and

(iv)        the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Term Commitments or Incremental Revolving Commitment Increase and the related transactions under this Section.

Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to give effect to the provisions of this Section.

(d)        Upon the effectiveness of an Incremental Term Commitment or Incremental Revolving Commitment Increase of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment Increase, (A) if the applicable Lender does not already have a Revolving Commitment, such Incremental Revolving Commitment Increase shall constitute the Revolving Commitment of such Lender as provided in the Incremental Facility Agreement applicable to such Incremental Revolving Commitment Increase, (B) if the applicable Lender already has a Revolving Commitment, the Revolving Commitment of such Lender shall be increased as provided in the Incremental Facility Agreement applicable to such Incremental Revolving Commitment Increase and (C) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment Increase, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment Increase, the Revolving Exposure of the Revolving Lender making such Incremental Revolving Commitment Increase, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e)         On the date of effectiveness of any Incremental Revolving Commitment Increase, each Revolving Lender shall assign to each Revolving Lender making such Incremental Revolving Commitment Increase, and each such Revolving Lender making such Incremental Revolving Commitment Increase shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment Increase.

(f)          Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g)          The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.21(a) and of the effectiveness of any Incremental Term Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitment Increase, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.21(e).

SECTION 2.22          Extensions of Term Loans, Revolving Loans and Revolving Commitments.

(a)          (i)  The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (such Class, an “Existing Term Loan Class” and such Term Loans, “Existing Term Loans”) be converted to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.22.  Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class and which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall identical to the Term Loans of the Existing Term Loan Class from which they are to be extended, except that (v) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the Incremental Facility Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.22(c) below) (provided that, for the avoidance of doubt, the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of the Existing Term Loan Class from which they are to be converted), (w)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (x) subject to the provisions set forth in Section 2.10 and Section 2.11, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) as may be agreed between the Borrower and the Lenders thereof, (y) the Extension Amendment may provide for other covenants and terms that apply to any period after the latest Maturity Date and (z) the terms of any Extended Term Loans may also contain other differences from the Existing Term Loan Class from which they are to be extended as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of such Existing Term Loan Class.  No Lender shall have any obligation to agree to have any of its Term Loans converted into Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were converted.

(ii)          The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments and/or Extended Revolving Commitments of any Class existing at the time of such request (each, an “Existing Revolving Commitment” and any related Revolving Loans under any such facility, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Loans, “Extended Revolving Loans”; each Extended Revolving Commitment and related Extended Revolving Loans together an “Extended Revolving Class”) and to provide for other terms consistent with this Section 2.22.  Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Commitments and which such request shall be offered equally to all such Lenders) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Revolving Commitments from which they are to be extended except that (w) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of such Existing Revolving Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Revolving Commitments may be different than those for such Existing Revolving Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y)(A) the undrawn revolving commitment fee rate with respect to such Extended Revolving Class may be different than such rate for such Existing Revolving Class and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the latest Maturity Date and (z) the terms of any Extended Revolving Commitments may also contain other differences from the Class of Existing Revolving Commitments from which they are to be extended as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of such Existing Revolving Class; provided that, notwithstanding anything to the contrary in this Section 2.22 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Extended Revolving Class shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans of the Class of Existing Revolving Commitments from which they were extended (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement letter of credit of such Existing Revolving Class), (2) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Existing Revolving Classes set forth in Section 9.04 and (3) subject to Section 2.08(b), permanent repayments of Extended Revolving Loans (and corresponding permanent reductions in the related Extended Revolving Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof.  No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Class converted into Extended Revolving Loans or Extended Revolving Commitments pursuant to any Extension Request.  Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from the Existing Revolving Commitments of the Existing Revolving Class from which they were converted and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date).

(b)          The Borrower shall provide the applicable Extension Request to the Administrative Agent at least ten Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which the Lenders under the applicable Existing Class or Existing Classes are requested to respond, and in no later than 35 days prior to the Maturity Date then in effect hereunder with respect to such Class, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.22.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Term Loans or Revolving Commitments (or any earlier Extended Revolving Commitments) of an Existing Revolving Class subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans and/or Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments of the Existing Class or Existing Classes shall be converted to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in each such Extension Election (subject to rounding).  Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all other Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Issuing Bank has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)          Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.22(c) and notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders.  In addition to any terms and changes required or permitted by Section 2.22(a), each Extension Amendment (i) shall amend the scheduled amortization payments pursuant to the applicable Incremental Facility Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were converted to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (ii) may amend this Agreement to ensure ratable participation in Letters of Credit between Extended Revolving Commitments and Existing Revolving Commitments.  Notwithstanding anything to the contrary in this Section 2.22 and without limiting the generality or applicability of Section 9.02 to any Section 2.22 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.22 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.22 Additional Amendments do not become effective prior to the time that such Section 2.22 Additional Amendments have been consented to (including, pursuant to (i) consents applicable to holders of Incremental Term Loans and Incremental Revolving Commitment Increases provided for in any Incremental Facility Agreement and (ii) consents applicable to holders of any Extended Term Loans or Extended Revolving Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.22 Additional Amendments to become effective in accordance with Section 9.02.  It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.22 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.22 Additional Amendment.  In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Amendment, including the Extended Term Loans or Extended Revolving Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 9.02 of this Agreement and (iii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.

(d)          Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (x) in the case of the Existing Term Loans of each Extending Lender, the aggregate principal amount of such Existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (y) in the case of the Existing Revolving Commitments of each Extending Lender, the aggregate principal amount of such corresponding Existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Commitments so converted by such Lender on such date (and any related participations shall be reduced proportionately), and such Extended Revolving Commitments shall be established as a separate Class of Revolving Commitments from the corresponding Existing Revolving Class and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date) and (ii) if, on any Extension Date, any Loans of any Extending Lender are outstanding under an applicable Extended Revolving Commitment, such Loans shall be deemed to be allocated as Extended Revolving Loans and Existing Revolving Loans in the same proportion as such Extending Lender’s Existing Revolving Commitments to Extended Revolving Commitments.

(e)          In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Commitments of a given Extension Series, in each case to a given Lender, was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Commitments (and related Revolving Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related Revolving Exposure) of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.22(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.22(c).

(f)           No exchange or conversion of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.23          Loan Repurchases.

(a)          Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions to make Purchase Offers, each such Purchase Offer to be managed exclusively by Bank of America, N.A. or an Affiliate thereof or another financial institution of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)           each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures;

(ii)          no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Purchase Offer;

(iii)         the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv)        the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(v)          if the Term Loans are rated by S&P, Fitch and/or Moody’s at the time of any Purchase Offer, prior to commencing such Purchase Offer, the Borrower shall have discussed such proposed Purchase Offer with each (or both, as applicable) of S&P, Fitch and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans through such Purchase Offer shall not be deemed to be a “distressed exchange”;

(vi)         if the Term Loans are rated by S&P, Fitch and/or Moody’s at the time of any Purchase Offer, at the time of each purchase of Term Loans pursuant to such Purchase Offer, none of S&P, Fitch or Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Term Loans through such Purchase Offer shall be deemed to be a “distressed exchange”;

(vii)        no more than one Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Purchase Offers (regardless of Class) may be made in any one year;

(viii)       no purchase of any Term Loans in connection with any Purchase Offer may be financed using the proceeds of any Revolving Borrowing;

(ix)         the assigning Lenders waive any rights to bring actions against the Administrative Agent; and

(x)          at the time of each purchase of Term Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Financial Officer certifying as to compliance with preceding clauses (ii), (v) and (vi).

(b)          The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer.  If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Borrower pursuant to this Section 2.23, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or any other provision hereof.

(c)          The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.23 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 and Section 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.23. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

SECTION 2.24         Refinancing Facilities.  (a)  The Borrower may, on one or more occasions, by written notice to the Administrative Agent, establish (i) a new Class of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and acquire participations in the Letters of Credit or (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”).  Each such notice shall specify (A) the date on which the Borrower proposes that the Refinancing Revolving Commitments or the Refinancing Term Commitments, as applicable, shall be effective, (B) the amount of the Refinancing Revolving Commitments or Refinancing Term Commitments, as applicable, requested to be established and (C) the identity of each Person proposed to become a Refinancing Lender in connection therewith (it being agreed that (x) any Lender approached to provide any Refinancing Revolving Commitment or Refinancing Term Commitment may elect or decline, in its sole discretion, to provide such Refinancing Revolving Commitment or Refinancing Term Commitment and (y) any Person that the Borrower proposes to be a Refinancing Lender must be an Eligible Assignee and, if such approval would then be required under Section 9.04 for an assignment to such Person of a Commitment or Loan of the applicable Class, must be approved by the Administrative Agent and each Issuing Bank (each such approval not to be unreasonably withheld, delayed or conditioned)).

(b)         (i)  The terms and conditions of any Refinancing Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be as determined by the Borrower and the applicable Refinancing Revolving Lenders; provided that (A) no Refinancing Revolving Maturity Date shall be earlier than the Revolving Maturity Date and (B) Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall rank equal in right of payment with the other Commitments and Loans hereunder, shall be unsecured, and shall be extensions of credit to the Borrower that are Guaranteed by the other Loan Parties.

(ii)         The terms and conditions of any Refinancing Term Commitments and the Refinancing Term Loans to be made thereunder shall be as determined by the Borrower and the applicable Refinancing Term Lenders and set forth in the applicable Refinancing Facility Agreement; provided that (A) no Refinancing Term Maturity Date shall be earlier than the Maturity Date of the Class of Term Loans being refinanced, (B) the Weighted Average Life to Maturity of any Refinancing Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans being refinanced (it being understood that, subject to this clause (B), the amortization schedule applicable to any Refinancing Term Loans shall be determined by the Borrower and the applicable Refinancing Term Lenders), (C) any Refinancing Term Loans may participate in any mandatory prepayment under Section 2.11 on a pro rata basis (or on less than pro rata basis, but not on a greater than pro rata basis) with the other Term Loans, if any, (D) any Refinancing Term Commitments and Refinancing Term Loans thereunder shall rank equal in right of payment, shall be unsecured, and shall be extensions of credit to the Borrower that are Guaranteed by the other Loan Parties, (E) except for the terms referred to above, except for any of the following that are only applicable to periods after the latest Maturity Date in effect at the time of effectiveness of the applicable Refinancing Facility Agreement, the terms of such Refinancing Term Loans (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, amortization, maturity and prepayment or redemption premiums and terms) (when taken as a whole) are not materially more restrictive on the Borrower and the Restricted Subsidiaries than those under the Loan Documents (when taken as a whole) (provided, however, that such terms shall not be deemed to be “materially more restrictive” solely as a result of the inclusion in any Refinancing Facility Agreement of a restrictive covenant not previously provided for in this Agreement so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such restrictive covenant for the benefit of all Lenders), it being understood that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the effectiveness of the applicable Refinancing Facility Agreement, together with a reasonably detailed description of the material terms and conditions of such Refinancing Term Loans or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms satisfy the foregoing requirement shall be conclusive evidence that such terms satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (F) the terms of any such Refinancing Term Loans shall not require any mandatory repayment, redemption, repurchase or defeasance (other than change of control, asset sale or casualty or condemnation event offers or mandatory prepayments and customary acceleration any time after an event of default and excess cash flow sweeps on market terms at the time of incurrence of such Refinancing Term Loans) that could result in prepayments or redemptions of such Refinancing Term Loans prior to the latest Maturity Date in effect at the time of effectiveness of the applicable Refinancing Facility Agreement. In the event any Refinancing Term Loans have the same terms as any Existing Class of Term Loans then outstanding (disregarding any differences in original issue discount or upfront fees), such Refinancing Term Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Term Loans.

(c)          The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing such Refinancing Commitment, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Bank; provided that no Refinancing Commitments shall become effective unless (i) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated, and all the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Commitments does not exceed the sum of the unused portion of the Aggregate Revolving Commitment plus the Aggregate Revolving Exposure at such time (except by an amount equal to accrued and unpaid interest with respect to the Revolving Loans, commitment and Letter of Credit participation fees accrued and unpaid with respect to the Revolving Commitments and fees (including upfront fees and original issue discount), premiums and expenses relating to such refinancing), (ii) in the case of any Refinancing Term Commitments, substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any fees (including upfront fees and original issue discount), premiums and expenses relating to such refinancing) (and any such prepayment of Eurocurrency Term Borrowings shall be subject to Section 2.16) and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered on the Effective Date under Section 4.01) by the Administrative Agent in connection with any such transaction.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new Class of Commitments and/or Loans hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Commitments and/or Loans may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 9.02) and to enable such new Class of Commitments and/or Loans to be extended under Section 2.22 or refinanced under this Section).  The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Refinancing Facility Agreement, will not be unreasonably withheld, delayed or conditioned.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders on the Effective Date and on each other date on which representations and warranties are made or deemed made hereunder that:

SECTION 3.01         Organization; Powers.  The Borrower and each Restricted Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02         Authorization; Enforceability.  The Financing Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03        Governmental Approvals; Absence of Conflicts.  The Financing Transactions (a) do not require any material consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been or substantially contemporaneously with the initial funding of Loans on the Effective Date will be obtained or made and are (or will so be) in full force and effect, (b) will not violate any material Requirements of Law, including any material order of any Governmental Authority, (c) will not violate the Organizational Documents of the Borrower or any Restricted Subsidiary, and (d) except as could not reasonably be expected to result in a Material Adverse Effect, will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other material agreement or material instrument binding upon the Borrower or any Restricted Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder.

SECTION 3.04         Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Administrative Agent (i) consolidated balance sheets of the Borrower as at December 31, 2019, audited by and accompanied by the opinion of Ernst & Young LLP, independent registered public accounting firm and (ii) unaudited consolidated balance sheet of the Borrower as at March 31, 2020 and related statements of income and cash flows of the Borrower for the fiscal quarter.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject in the case of the financial statements referred to in clause (ii) to changes resulting from audit and normal year-end audit adjustments and the absence of certain footnotes.

(b)          Since December 31, 2019, there has been no event or condition that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.05          Properties.   (a)  The Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, or easements, licenses or other limited property interests sufficient for its use thereof in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title, leasehold interest, easement, license or other limited property interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower and each Restricted Subsidiary owns or has the right to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, except to the extent any such failure to own or have the right to use such Intellectual Property, in each case, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this representation shall not be construed as a representation of non-infringement of Intellectual Property, which is addressed in the next sentence of this Section 3.05(b).  To the knowledge of the Borrower and the Restricted Subsidiaries, no Intellectual Property used by the Borrower or any Restricted Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any Intellectual Property owned or used by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, any Intellectual Property that, individually or in the aggregate, is material to the business of the Borrower and the Restricted Subsidiaries (or to the business of the Borrower and the Domestic Subsidiaries) is owned by or licensed to the Borrower or another Loan Party.

SECTION 3.06          Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against or affecting the Borrower or any Restricted Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) adversely affect any of the Loan Documents or the Transactions.

(b)          Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07        Compliance with Laws.  The Borrower and each Restricted Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08          Investment Company Status.  None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09          Taxes.  The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10          ERISA; Labor Matters.  (a)  No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws and, in each case, the regulations thereunder, (ii)  neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 of ERISA with respect to a Multiemployer Plan and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4062 or 4069 by reason of the application of Section 4212(c) of ERISA.

(b)          As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to their knowledge, threatened, that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters, except for any violation or violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Restricted Subsidiary, except for any failure to pay or accrete that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11          Subsidiaries and Joint Ventures; Disqualified Equity Interests.  (a)  Schedule 3.11A sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (i) each Subsidiary and (ii) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Unrestricted Subsidiary.

(b)         Schedule 3.11B sets forth, as of the Effective Date, all outstanding Disqualified Equity Interests, if any, in the Borrower or any Restricted Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests.

SECTION 3.12          [Reserved].

SECTION 3.13         Solvency.  On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, and giving effect to the rights of subrogation and contribution under the Guarantee Agreement, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.14          Disclosure.  The written reports, financial statements, certificates and the other written information furnished in writing by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, or included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole together with any reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, as the case may be, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading (after giving effect to all supplements and updates thereto theretofore made); provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that (i) such forecasts or projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, (iii) no assurance can be given by the Borrower that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material).

SECTION 3.15          [Reserved].

SECTION 3.16          Federal Reserve Regulations; Use of Proceeds.  None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets of the Borrower and the Restricted Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.  The proceeds of the Loans and Letters of Credit will be used in compliance with Section 5.11.

SECTION 3.17          Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents while acting on behalf of the Borrower or its Subsidiaries with Anti-Corruption Laws and applicable Sanctions.  The Borrower, its Subsidiaries and to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with (i) Anti-Corruption Laws and (ii) applicable Sanctions, in each case, in all material respects.  None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is owned or controlled by one or more individuals or entities that are, a Sanctioned Person.

SECTION 3.18          Beneficial Ownership Regulation.  As of the Effective Date, the Borrower does not qualify as a “legal entity customer” under 31 C.F.R. § 1010.230.

ARTICLE IV

Conditions

SECTION 4.01          Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)          The Administrative Agent shall have received, in form and substance reasonably satisfactory to it and each of the Lenders:

(i)         executed counterparts of (x) this Agreement, executed and delivered by the Administrative Agent, the Borrower, the Co-Borrower and each Person listed on Schedule 2.01 and (y) the Guarantee Agreement, executed and delivered by the Borrower, the Co-Borrower and each Subsidiary Loan Party;

(ii)          a promissory note executed by the Borrower in favor of each Lender requesting a promissory note;

(iii)         a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of Latham & Watkins LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(iv)         (A) true and correct copies of the Organizational Documents of each Person that is a Loan Party as of the Effective Date and a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Loan Party as of the Effective Date (or a duly authorized committee thereof) authorizing (x) the execution, delivery and performance of this Agreement (and any other Loan Documents or agreements relating to any Loan Documents to which it is a party to be entered into on or after the Effective Date) and (y) in the case of each of the Borrower and the Co-Borrower, the extensions of credit under the this Agreement, together with such certificates relating to the good standing of each Person that is a Loan Party as the Administrative Agent may reasonably request, and (B) a certificate of each Person that is a Loan Party as of the Effective Date, dated the Effective Date, substantially in the form of Exhibit I or otherwise reasonably satisfactory to the Administrative Agent, with appropriate insertions, executed by an Authorized Officer of such Loan Party, and attaching the documents referred to in clause (iv)(A) above;

(v)          a certificate, dated the Effective Date and signed by an Authorized Officer of the Borrower, certifying that the conditions set forth in Section 4.02(a) and (b) shall have been satisfied as of such date; and

(vi)         a certificate from a Financial Officer of the Borrower, substantially in the form of Exhibit G (or other form reasonably acceptable to the Administrative Agent) confirming the solvency of the Borrower and the Restricted Subsidiaries on a consolidated basis on the Effective Date after giving effect to the Transactions to be effected on the Effective Date.

(b)         Each Lender shall have received, at least 5 days prior to the Effective Date, all documentation and other information about the Loan Parties as has been reasonably requested by such Lender in writing at least 10 days prior to the Effective Date and that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(c)          All fees required to be paid on the Effective Date and reasonable and documented or invoiced out-of-pocket expenses required to be paid on the Effective Date pursuant to the Engagement Letter or under this Agreement, as applicable, to the extent invoiced at least one Business Day prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), shall be paid substantially simultaneously with the initial Borrowing.

(d)          Substantially simultaneously with the initial Borrowing, the Existing Credit Agreement Refinancing shall be consummated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, accepted and been satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02          Each Credit Event.  Except as otherwise expressly provided in Section 2.21 with respect to Incremental Term Loans incurred to finance a Limited Condition Transaction and Section 2.24, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)          The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)          At the time of and immediately after giving effect to any Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)          In the case of a Borrowing or Letter of Credit to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01 or 2.05(b).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01          Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)          within 90 days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (other than a “going concern” statement that is due solely to, or resulting solely from, (i) an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form) its consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of certain footnotes;

(c)         if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower or accounted for on the basis of the equity method but rather account for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail;

(d)         concurrently with each delivery of financial statements under clause (a) or (b) above (beginning with the delivery of financial statements for the fiscal quarter ending June 30, 2020), a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 as of the last day of the fiscal period covered by such financial statements and (iii) identifying as of the date of such Compliance Certificate each Subsidiary that (A) is an Unrestricted Subsidiary as of such date but has not been identified as an Unrestricted Subsidiary in Schedule 3.11A or in any prior Compliance Certificate, (B) has previously been identified as an Unrestricted Subsidiary but has ceased to be an Unrestricted Subsidiary, (C) is an Immaterial Subsidiary as of such date but has not been identified as an Immaterial Subsidiary in any prior Compliance Certificate or (D) has previously been identified as an Immaterial Subsidiary but has ceased to be an Immaterial Subsidiary.

(e)           [Reserved];

(f)          on and after the Effective Date and not later than five days after any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to Section 6.12 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g)          concurrently with each delivery of financial statements under clause (a) above, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any formal revisions to such budget;

(h)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(i)          promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the plan administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such plan administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(j)          promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, or with the USA PATRIOT Act, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request, but subject to the limitations set forth in the last sentence of Section 5.09 and Section 9.04.

Information required to be delivered pursuant to clause (a), (b) or (h) of this Section or referred to in Section 3.04(a) shall be deemed to have been delivered or furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent (acting reasonably).

SECTION 5.02          Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the following, in each case after it obtains knowledge thereof:

(a)          the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)          any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03         Additional Subsidiaries.  If any Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date, or any existing Restricted Subsidiary ceases to be an Excluded Subsidiary after the Effective Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may reasonably agree to in writing), notify the Administrative Agent thereof and cause such Restricted Subsidiary to execute a joinder to the Guarantee Agreement in the form attached thereto.

SECTION 5.04           [Reserved].

SECTION 5.05           Existence; Conduct of Business.

(a)         The Borrower and each Restricted Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

(b)         The Borrower and each Restricted Subsidiary will take all actions reasonably necessary in its reasonable business judgment to protect all material Intellectual Property necessary to the conduct of its business, including (i) protecting the secrecy and confidentiality of the material confidential information and trade secrets of the Borrower or such Restricted Subsidiary, (ii) taking all actions reasonably necessary to ensure that none of the material trade secrets of the Borrower or such Restricted Subsidiary shall fall into the public domain and (iii) protecting the secrecy and confidentiality of the material source code of all computer software programs and applications owned or licensed by the Borrower or such Restricted Subsidiary, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06          Payment of Obligations.  The Borrower and each Restricted Subsidiary will pay its obligations (other than obligations with respect to Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) the validity or amount of such obligation is being contested in good faith by appropriate proceedings and the Borrower or Restricted Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP.

SECTION 5.07         Maintenance of Properties.  The Borrower and each Restricted Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08         Insurance.  The Borrower and each Restricted Subsidiary will maintain, with financially sound and reputable insurance companies (as determined in good faith by the Borrower), insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (as determined in good faith by the Borrower).

SECTION 5.09        Books and Records; Inspection and Audit Rights.  The Borrower and each Restricted Subsidiary will keep proper books of record and account in which full, true and correct entries that are in all material respects in accordance with GAAP and applicable law.  The Borrower and each Restricted Subsidiary will permit the Administrative Agent (and Lenders acting in conjunction with the Administrative Agent) and any agent designated by any of the foregoing, upon reasonable prior notice during regular business hours (in each case to the extent it is within the Borrower’s or such Restricted Subsidiary’s, as applicable, control to so permit), (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that (a) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein and (b) unless an Event of Default shall have occurred and be continuing, the Lenders, coordinating through the Administrative Agent, shall exercise such rights only once during any calendar year, at the Borrower’s expense.  Notwithstanding anything to the contrary in this Section or in Section 5.01(j), none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.10          Compliance with Laws.  The Borrower and each Restricted Subsidiary will comply (a) with all Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) in all material respects with applicable Anti-Corruption Laws and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

SECTION 5.11           Use of Proceeds and Letters of Credit.

(a)          The proceeds of the Revolving Loans, together with cash on hand of the Borrower and its Restricted Subsidiaries, will be used on the Effective Date to pay for the Existing Credit Facility Refinancing and to pay the Transaction Costs.

(b)          The proceeds of the Revolving Loans will be used on or after the Effective Date solely for working capital and other general corporate purposes of the Borrower and the Restricted Subsidiaries.

(c)           Letters of Credit will be used by the Borrower and the Restricted Subsidiaries on or after the Effective Date for general corporate purposes.

(d)          The proceeds of any Incremental Term Loans will be used for the purpose or purposes set forth in the applicable Incremental Facility Agreement. The proceeds of any Refinancing Loans will be used for the purposes set forth in Section 2.24(b).

(e)          The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) for the purpose of offering, paying, promising to pay, or authorizing the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) for the purpose of violating any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (including any Sanctions) applicable to any party hereto.

SECTION 5.12          Further Assurances.  On and after the Effective Date, subject to any applicable limitations set forth in the Guarantee Agreement, the Borrower will, and will cause each other Loan Party to, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things that the Administrative Agent or the Required Lenders may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Borrower shall, and shall cause each Subsidiary to, take such actions as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Loan Parties.

SECTION 5.13          Hedging Agreements.  The Borrower and each Restricted Subsidiary will ensure that any Hedging Agreement that is entered into by the Borrower or any Restricted Subsidiary is, at the time entered into, for non-speculative purposes.

SECTION 5.14          Status of Obligations.  In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 5.15         Designation of Subsidiaries.  The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower specifying such designation and certifying that the conditions to such designation set forth in this Section 5.15 are satisfied; provided that:

(a)           both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b)          after giving pro forma effect to such designation, the Borrower shall be in pro forma compliance with each Financial Maintenance Covenant, in each case recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements);

(c)           in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 5.15;

(d)          in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, each Subsidiary of which such designated Subsidiary is a subsidiary has been, or concurrently therewith will be, designated as a Restricted Subsidiary in accordance with this Section 5.15; and

(e)          no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary or if it is a “restricted subsidiary” pursuant to the terms of any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.

The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Financial Officer of the Borrower).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.16          Transactions with Affiliates.  The Borrower and its Restricted Subsidiaries will conduct all transactions with their respective Affiliates (including the sale, lease, license or other transfer of any assets to, or purchase, lease, license or other acquisition of any assets from, any Affiliates) involving aggregate payments or consideration in excess of $15,000,000 at the time of such transaction, for any individual transaction or series of related transactions, at prices and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as those that would prevail at such time in comparable arm’s-length transactions with unrelated third parties, provided, that the foregoing restrictions shall not apply to (a) transactions between or among the Loan Parties not involving any other Affiliate and transactions between or among Restricted Subsidiaries that are not Loan Parties not involving any other Affiliate, (b) transactions between or among the Borrower and a Restricted Subsidiary or among Restricted Subsidiaries and not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) sales, issuances and transfers by the Borrower of its Equity Interests (other than Disqualified Equity Interests), and receipt by the Borrower of capital contributions, (e) compensation, expense reimbursement and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Restricted Subsidiary entered in the ordinary course of business, (f) loans and advances permitted under clauses (l), (m) and (o) of Section 6.04, (g) the payment of Transaction Costs and the consummation of the Transactions, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower or any Restricted Subsidiary in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower or such Restricted Subsidiaries, (i) loans and Guarantees among the Borrower and the Restricted Subsidiaries to the extent permitted under Article VI, (j) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Restricted Subsidiaries, on the one hand, and their respective directors, officers, employees, on the other hand (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors of the Borrower, (k) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute a transaction with an Affiliate solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries (other than the Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person, (l) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would constitute a transaction with an Affiliate solely because such Person is a director or such Person has a director which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person, and (m) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01          Indebtedness; Certain Equity Securities.  (a)  None of the Borrower or any Restricted Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i)          (A) Indebtedness created under the Loan Documents, (B) any Credit Agreement Refinancing Indebtedness, (C) any Refinancing Indebtedness in respect of any such Credit Agreement Refinancing Indebtedness and (D) Indebtedness represented by the Senior Unsecured Notes and any guarantee thereof by a Loan Party in an aggregate principal amount not to exceed $1,000,000,000 and any Refinancing Indebtedness in respect thereof;

(ii)         (A) unsecured Indebtedness; provided that the aggregate principal amount of Indebtedness incurred under this Section 6.01(a)(ii)(A) on any date shall not exceed the sum of (1) the Incremental Base Amount as of such date plus (2) assuming that the full amount of any Incremental Revolving Commitment Increases then in effect have been funded as Loans on such date, an additional aggregate amount, such that, after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Borrower shall be in pro forma compliance, in each case recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), with a Total Leverage Ratio that is no greater than 3.50:1.00; provided, that the Borrower may elect to use clause (2) above (in whole or in part) prior to using all or a portion of clause (1), or combine the use of clauses (1) and (2), and, if clauses (1) and (2) are available at the time of such incurrence and the Borrower does not make an election, the Borrower will be deemed to have elected to use clause (2) first; provided, further, that in the case of any incurrence of Incremental Equivalent Indebtedness under this clause (ii)(A), at the time of the incurrence of such Incremental Equivalent Indebtedness, (1) no Event of Default (or in the case of a Limited Condition Transaction, no Event of Default described in clause (a), (b), (i) or (j) of Section 7.01) shall have occurred and be continuing, both immediately prior to and immediately after giving effect to the incurrence of such Incremental Equivalent Indebtedness, (2) such Incremental Equivalent Indebtedness shall comply with the Required Debt Parameters, (3) after giving pro forma effect to the incurrence of such Incremental Equivalent Indebtedness and the use of proceeds thereof, the Borrower shall be in pro forma compliance with each Financial Maintenance Covenant, in each case recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), and (4) the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower, dated the date of incurrence of such Incremental Equivalent Indebtedness, confirming compliance with the conditions set forth in the first proviso to this clause (ii)(A) and clauses (1) and (3) of this proviso to clause (ii)(A), and setting forth reasonably detailed calculations in support thereof and (B) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (A) above or under this clause (B);

(iii)         Indebtedness existing or contemplated on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iv)        Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that any such Indebtedness owing by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations;

(v)          Guarantees incurred in compliance with Section 6.04;

(vi)        Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement, expansion or improvement, including, but not limited to, in each case, work-in-process, tenant improvements and construction-in-progress assets, of any fixed or capital assets; or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that, immediately after giving effect to the incurrence or assumption of such Indebtedness and the use of the proceeds thereof, the aggregate principal amount of Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations and Refinancing Indebtedness) incurred in reliance on, and then outstanding under, this Section 6.01(a)(vi), shall not exceed the greater of (x) $80,000,000 and (y) 1.75% of Consolidated Total Assets as of the last day of the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements) at the time incurred; provided further that Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (vi) in connection with a Sale/Leaseback Transaction permitted under Section 6.05(l) shall not be subject to the foregoing limitation;

(vii)       (1) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition or other similar Investment permitted by Section 6.04, (2) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary) in a transaction permitted under this Agreement (other than a designation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.15), (3) Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or any Restricted Subsidiary in a Permitted Acquisition or other similar Investment permitted by Section 6.04 or (4) Refinancing Indebtedness of any of the foregoing; provided that, in the case of Indebtedness referred to in clauses (1), (2) and (3) above:

(A)        both immediately before and immediately after giving effect thereto, no Event of Default (or in the case of a Limited Condition Transaction, no Event of Default described in clause (a), (b), (i) or (j) of Section 7.01) shall have occurred and be continuing;

(B)          after giving pro forma effect to the incurrence or assumption of such Indebtedness, the Borrower shall be in pro forma compliance with a Total Leverage Ratio, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), that is no greater than 3.50:1.00;

(C)         after giving pro forma effect to the incurrence or assumption of such Indebtedness and the use of the proceeds thereof, the Borrower shall be in pro forma compliance with each Financial Maintenance Covenant, in each case recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements);

(D)          with respect to any newly incurred Indebtedness, the stated maturity date of such Indebtedness is not earlier than the latest Maturity Date in effect at the time of incurrence of such Indebtedness;

(E)         with respect to any Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary) or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary, such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in contemplation thereof or in connection therewith;

(F)          the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower, dated the date of incurrence or assumption of such Indebtedness, confirming compliance with the conditions set forth in clauses (A), (B) and (C), and setting forth reasonably detailed calculations in support thereof; and

(G)          if such Indebtedness is secured it shall be secured only by Liens permitted under Section 6.02(a)(iv).

(viii)       Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business;

(ix)         Indebtedness in respect of (A) letters of credit, bankers’ acceptances, bank guarantees or similar instruments or facilities issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(x)         Indebtedness of the Borrower or any Restricted Subsidiary in the form of indemnifications, purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(xi)         additional senior, senior subordinated or subordinated Indebtedness of the Borrower or any Restricted Subsidiary; provided that:

(A)          both immediately before and immediately after giving effect to the incurrence of any such Indebtedness, no Event of Default shall have occurred and be continuing;

(B)         after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Borrower shall be in pro forma compliance with a Total Leverage Ratio, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), that is no greater than 3.50:1.00;

(C)          such Indebtedness shall comply with the Required Debt Parameters; and

(D)        the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower, dated the date of incurrence of such Indebtedness, confirming compliance with the conditions set forth in clauses (A) and (B), and setting forth reasonably detailed calculations in support thereof;

(xii)        Permitted Non-Loan Party Indebtedness; provided, that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the aggregate principal amount of Indebtedness incurred in reliance on, and then outstanding under, this Section 6.01(a)(xii) shall not exceed the greater of (x) $67,500,000 and (y) 1.50% of Consolidated Total Assets as of the last day of the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements);

(xiii)      other Indebtedness; provided, that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the aggregate principal amount of Indebtedness incurred in reliance on, and then outstanding under, this Section 6.01(a)(xiii) shall not exceed the greater of (x) $170,000,000 and (y) 3.75% of Consolidated Total Assets as of the last day of the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements);

(xiv)       unsecured Indebtedness in respect of (A) obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (B) intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xv)        obligations of the Borrower or any Restricted Subsidiary to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(xvi)       unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees (or their spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower, in each case to the extent permitted by Section 6.08;

(xvii)      to the extent constituting Indebtedness, Hedging Obligations permitted under Section 5.13; and

(xviii)     all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xvii) above.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) and (iii) through (xvii) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify all or a portion of such item of Indebtedness (or any portion thereof) in a manner that complies with this Section 6.01 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and any Credit Agreement Refinancing Indebtedness incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been incurred in reliance only on the exception set forth in Section 6.01(a)(i) (but the Borrower shall not have the right to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 2.21 or Section 6.01(a)(ii) as between the Incremental Base Amount and the amount incurred in reliance on Section 2.21(a)(B) or Section 6.01(a)(ii)(A)(2), as applicable).

At the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the paragraphs above.

(b)          The Borrower will not permit any Restricted Subsidiary to issue any preferred Equity Interests, except preferred Equity Interests issued to and held by the Borrower or any other Restricted Subsidiary (and, in the case of any preferred Equity Interests issued by any Subsidiary Loan Party, such preferred Equity Interests shall be held by the Borrower or a Subsidiary Loan Party).

(c)           During a Covenant Suspension Period, no Non-Loan Party will create, incur, assume or permit to exist any Indebtedness, except:

(i)           Indebtedness of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(ii)          Guarantees incurred in compliance with Section 6.04;

(iii)        Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business;

(iv)         Indebtedness in respect of (A) letters of credit, bankers’ acceptances, bank guarantees or similar instruments or facilities issued for the account of any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(v)         Indebtedness of any Restricted Subsidiary in the form of indemnifications, purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(vi)         unsecured Indebtedness in respect of (A) obligations of any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (B) intercompany obligations of any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(vii)        obligations of any Restricted Subsidiary to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(viii)        to the extent constituting Indebtedness, Hedging Obligations permitted under Section 5.13;

(ix)         Indebtedness, whether or not secured, in an aggregate principal amount, together with (but without duplication of) the aggregate principal amount of any Indebtedness secured by Liens incurred in reliance on Section 6.02(a)(xix), not to exceed the greater of (x) $220,000,000 and (y) 5% of Consolidated Total Assets as of the last day of the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements); and

(x)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (ix) above.

SECTION 6.02          Liens.  (a)  None of the Borrower or any Restricted Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i)           [Reserved];

(ii)          Permitted Encumbrances;

(iii)         any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth on Schedule 6.02 or, to the extent not listed in such Schedule, such property or assets have a fair market value that does not exceed $5,000,000 in the aggregate; provided that (A) such Lien shall not attach to any other asset of the Borrower or any Restricted Subsidiary other than after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof and (B) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(iv)        any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) (other than a designation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.15); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not attach to any other asset of the Borrower or any Restricted Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, (y) after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01(a)(vii), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (z) the proceeds and products thereof, and (C) such Lien shall secure only those obligations (or, in the case of any such obligations constituting Indebtedness, any Refinancing Indebtedness in respect thereof permitted by Section 6.01) that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated);

(v)          Liens securing Capital Lease Obligations and Liens on fixed or capital assets to secure all or part of the cost of acquisition, construction, development, repair, replacement, expansion or improvement, including, but not limited to, in each case, work-in-process, tenant improvements and construction-in-progress assets; provided that (A) such Liens secure only Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) permitted by Section 6.01(a)(vi) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not attach to any asset of the Borrower or any Restricted Subsidiary other than the assets financed by such Indebtedness, replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto; provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi)         in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii)       any agreement to sell, transfer, lease or otherwise Dispose of any property in a transaction permitted under Section 6.05, in each case, solely to the extent such sale, Disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such agreement;

(viii)      in the case of (A) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the Organizational Documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(ix)         Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(x)          ground leases in respect of real property on which facilities owned or leased by any of the Restricted Subsidiaries are located;

(xi)         any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Restricted Subsidiaries in the ordinary course of business

(xii)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xiii)       Liens deemed to exist in connection with Investments in repurchase agreements under clause (f) of the definition of the term “Cash Equivalents”;

(xiv)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv)        Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law or pursuant to terms and conditions generally imposed by such banking institution on its customers encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xvi)       Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary permitted under Section 6.01;

(xvii)      Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Restricted Subsidiaries in the ordinary course of business;

(xviii)     [Reserved];

(xix)       other Liens securing Indebtedness or other obligations; provided, that, immediately after giving effect to such Indebtedness or other obligations and the use of proceeds thereof, the aggregate principal amount of Indebtedness or other obligations secured by Liens incurred in reliance on, and then outstanding under, this Section 6.02(a)(xix), shall not exceed the greater of (x) $170,000,000 and (y) 3.75% of Consolidated Total Assets as of the last day of the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements); and

(xx)        Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness, if such satisfaction or discharge is permitted hereunder.

SECTION 6.03         Fundamental Changes; Business Activities.  (a)  None of the Borrower or any Restricted Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve or during a Covenant Suspension Period, Dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets, in each case, whether now owned or hereafter acquired, except that, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary or any other Person (other than the Borrower) may be merged or consolidated with or into any one of more Restricted Subsidiaries; provided that, in the case of any merger or consolidation involving one or more Restricted Subsidiaries that are Loan Parties, a Restricted Subsidiary that is a Loan Party shall be the continuing or surviving corporation, (iii) any Restricted Subsidiary may merge into or consolidate with any Person in a transaction permitted under Section 6.05 (other than clause (g) thereof) in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (iv) any Restricted Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Loan Party and (v) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not the Borrower or a wholly owned Restricted Subsidiary immediately prior thereto shall not be permitted unless (x) it is also permitted under Section 6.04 and (y) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing.

(b)         The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Effective Date and other business activities reasonably related or incidental thereto.

SECTION 6.04           Investments, Loans, Advances, Guarantees and Acquisitions.  None of the Borrower or any Restricted Subsidiary will make any Investment in any other Person, except:

(a)          [reserved];

(b)          Investments constituting Cash Equivalents at the time such Investments are made;

(c)          Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04, (ii) existing on the Effective Date of the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary; and (iii) in the case of each of clauses (i) and (ii), any modification, renewal or extension thereof, so long as the aggregate amount of all Investments pursuant to clause (i) or (ii), as applicable, of this Section 6.04(c) is not increased at any time above the amount of such Investments under clause (i) or (ii), as applicable, existing on the Effective Date, except pursuant to the terms of any such Investment under clause (i) existing as of the Effective Date and set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04 and the terms of any Investment are not otherwise modified from the terms that are in effect on the Effective Date in a manner that is materially adverse to the Lenders;

(d)        Investments (including pursuant to any merger or consolidation) (i) in any Loan Party, (ii) made by a Restricted Subsidiary that is not a Loan Party in another Restricted Subsidiary that is not a Loan Party and (iii) made by a Loan Party in any Restricted Subsidiary that is not a Loan Party or to acquire a Restricted Subsidiary that will not be a Loan Party; provided that no Loan Party shall transfer to any Subsidiary that is not a Loan Party (1) any confidential proprietary database, any ownership rights (or exclusive licenses) thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (2) ownership rights (or exclusive licenses) to Intellectual Property that are material to the business or operations of the Borrower and the Restricted Subsidiaries, taken as a whole; provided, however, that the foregoing proviso shall not prohibit the transfer by any Loan Party to a non-Loan Party Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or non-U.S. exclusive licenses) thereto or non-U.S. Intellectual Property including ownership rights (or exclusive licenses), in each case, covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States);

(e)          loans or advances made by the Borrower or any Restricted Subsidiary to any Restricted Subsidiary;

(f)          Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (i) a Restricted Subsidiary shall not Guarantee any Material Indebtedness unless such Restricted Subsidiary has Guaranteed the Obligations pursuant to the Guarantee Agreement, (ii) such Guarantee of Subordinated Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness and (iii) any such Guarantee constituting Indebtedness is permitted by Section 6.01;

(g)          Investments to the extent that the consideration for such Investments is made solely with the Equity Interests (other than Disqualified Equity Interests) of the Borrower or of an Unrestricted Subsidiary;

(h)          Investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (ii) upon foreclosure (or transfer of title in lieu of foreclosure) with respect to any secured Investment in a Person other than the Borrower or a Restricted Subsidiary and that, in each case, was made without contemplation of such foreclosure (or transfer of title in lieu of foreclosure);

(i)           Investments made as a result of the receipt of noncash consideration from a Disposition of any asset in compliance with Section 6.05;

(j)          Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof); provided, that any Investments made to Unrestricted Subsidiaries pursuant to this Section 6.04(j) shall be in the form of Equity Interests, evidences of Indebtedness or other securities;

(k)          Investments in the form of Hedging Agreements permitted under Section 5.13;

(l)          payroll, travel, business entertainment and similar advances to officers, directors, employees and consultants of the Borrower or any Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(m)         Investments consisting of extensions of trade credit in the ordinary course of business;

(n)          Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(o)         loans and advances to officers, directors and employees of the Borrower or any Restricted Subsidiary for purposes not contemplated by clause (l) above; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $20,000,000;

(p)          Permitted Acquisitions;

(q)          Investments held by any Person (other than in such Person’s subsidiaries) acquired by the Borrower or a Restricted Subsidiary after the Effective Date or of any Person merged or consolidated into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 6.03 after the Effective Date, in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; provided that this clause (q) is intended solely to grandfather such investments as are indirectly acquired as a result of an acquisition of such Person otherwise permitted hereunder and any consideration paid in connection with such acquisition that may be allocable to such Investments must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such acquisition hereunder;

(r)          other Investments (as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time each such Investment is made) in an aggregate amount not to exceed (determined at the time such Investment is made) the greater of (x) $100,000,000 and (y) 2.25% of Consolidated Total Assets as of the last day of the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements); provided that all or any portion of the amount of any Investment made pursuant to this Section 6.04(r) may also be funded in an amount not exceeding the then available Qualifying Equity Proceeds and the Available Amount; provided, further, that no Loan Party shall transfer to any Subsidiary that is not a Loan Party pursuant to this Section 6.04(r) (i) any confidential proprietary database, any ownership rights (or exclusive licenses) thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (ii) ownership rights (or exclusive licenses) to Intellectual Property that are material to the business or operations of the Borrower and the Restricted Subsidiaries, taken as a whole; provided, however, that the foregoing proviso shall not prohibit the transfer by any Loan Party to a non-Loan Party Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or non-U.S. exclusive licenses) thereto or non-U.S. Intellectual Property, including ownership rights (or exclusive licenses), in each case, covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States);

(s)          [reserved];

(t)           Investments in commercial mortgage backed securities for a cumulative aggregate purchase price for all such Investments not exceeding $30,000,000 plus an amount equal to any returns on such Investments;

(u)        additional Investments so long as (i) both immediately prior and immediately after such Investment, no Event of Default shall have occurred and be continuing and (ii) after giving pro forma effect to such Investment, the Borrower shall be in pro forma compliance with a Total Leverage Ratio, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), that is not greater than 3.50:1.00;

(v)          Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments and debt payments permitted under Section 6.01 (other than 6.01(a)(v)), Section 6.03 (other than Section 6.03(a)(x)), Section 6.05 (other than the first proviso to Section 6.05(c) or 6.05(g)) and Section 6.08;

provided that this Section 6.04 shall not prohibit the transfer by the Borrower or any Restricted Subsidiary to a non-Loan Party Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or non-U.S. exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), in each case, covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States).

SECTION 6.05         Asset Sales.  None of the Borrower or any Restricted Subsidiary will sell, transfer, lease or otherwise dispose of, or exclusively license outside the ordinary course of business, any asset, including any Equity Interest owned by it, nor will any Restricted Subsidiary issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or a Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law) (each, a “Disposition” or “Dispose”), except:

(a)          Dispositions of the following in the ordinary course of business: (i) obsolete, worn-out, used or surplus assets to the extent such assets are no longer used or useful or necessary for the operation of the Borrower’s and the Restricted Subsidiaries’ business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to expire, lapse or be abandoned), (ii) inventory and other goods held for sale or other immaterial assets, and (iii) cash and Cash Equivalents;

(b)          leases, subleases, licenses or sublicenses of any real or personal property, other than any Intellectual Property, in the ordinary course of business;

(c)          Dispositions to the Borrower or any Restricted Subsidiary; provided that no Disposition of Intellectual Property material to the business or operations of the Borrower and its Restricted Subsidiaries, taken as a whole, owned by a Loan Party may be made to a Subsidiary that is not a Loan Party pursuant to this clause (c); provided that the foregoing proviso shall not prohibit the transfer by the Borrower or any Restricted Subsidiary to a non-Loan Party Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or non-U.S. exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), in each case, covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States);

(d)          Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(e)          Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(f)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(g)          Liens permitted by Section 6.02, Dispositions permitted by Section 6.03, Investments permitted by Section 6.04 (other than Section 6.04(v)) and Restricted Payments permitted by Section 6.08;

(h)          Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i)           Dispositions of auction rate securities held on the Effective Date;

(j)           Dispositions of the Equity Interest in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(k)          Dispositions of assets that are not permitted by any other clause of this Section; provided that (i) no Event of Default shall have occurred and be continuing at the time of execution of the definitive agreements related to such Disposition, (ii) the aggregate fair value of all assets sold, transferred, leased or otherwise Disposed of in reliance on this Section 6.05(k) shall not exceed (A) 20% of Consolidated Total Assets of the Borrower in any fiscal year (measured as of the last day of the immediately preceding fiscal year for which financial information has been delivered pursuant to Section 5.01(a), or, prior thereto, as set forth in the Latest Financial Statements) or (B) 40% of Consolidated Total Assets of the Borrower during the term of this Agreement (measured as of the last day of the immediately preceding fiscal year for which financial information has been delivered pursuant to Section 5.01(a), or, prior thereto, as set forth in the Latest Financial Statements) and (iii) all Dispositions made in reliance on this clause, other than Dispositions of assets having a fair value not in excess of $40,000,000 for any individual Disposition or $80,000,000 in the aggregate for all such Dispositions during the term of this Agreement, shall be made for fair value and at least 75% Cash Consideration; and

(l)          (i) any transfer in a Sale/Leaseback Transaction of any property acquired or built after the Effective Date; provided that such sale is for at least fair market value (as determined on the date on which a definitive agreement for such Sale/Leaseback Transaction was entered into) or (ii) any Sale/Leaseback contemplated by Section 6.06 other than clause (a) thereof.

“Cash Consideration” means, in respect of any Disposition by the Borrower or any Restricted Subsidiary, (a) cash or Cash Equivalents received by it in consideration of such Disposition, (b) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, and (c) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition.

Notwithstanding the foregoing, (i) no such Disposition of any Equity Interests in any Restricted Subsidiary shall be permitted unless such Equity Interests constitute all the Equity Interests in such Restricted Subsidiary held by the Borrower and the Restricted Subsidiaries, or such Disposition (x) is a Disposition of a portion of the Equity Interests of a Restricted Subsidiary that is not a Loan Party, (y) is a Disposition of a portion of the Equity Interests of a Restricted Subsidiary that is a Loan Party and such Restricted Subsidiary will continue to be a Loan Party following such Disposition or (z) is a Disposition of a portion of the Equity Interests of a Restricted Subsidiary to the extent permitted under Section 6.04, and (ii) no Disposition of Intellectual Property will be made pursuant to this Section 6.05 of (1) any confidential proprietary database, any rights thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (2) any other Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Borrower and the Restricted Subsidiaries, taken as a whole; provided that this clause (ii) shall not prohibit (x) the transfer by the Borrower or any Restricted Subsidiary to a non-Loan Party Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or non-U.S. exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), in each case, covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States in compliance with Section 5.05) or (y) the transfer of any confidential proprietary database, any ownership rights (or exclusive licenses) thereto or Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses) owned by a Person in connection with any Disposition of Equity Interests in, or substantially all the assets of, any Person, or assets constituting a business unit, division, product line or line of business, as long as (A) any confidential proprietary database or Intellectual Property so transferred shall, at the time of such Disposition, be used in connection with the operation of such Person or the business unit, division, product line or line of business transferred in such Disposition, (B) such Disposition is not otherwise prohibited under this Agreement and (C) the Borrower and its Restricted Subsidiaries, after giving effect to such Disposition, are in compliance with Section 5.05.

SECTION 6.06          Sale/Leaseback Transactions.  None of the Borrower or any Restricted Subsidiary will enter into any Sale/Leaseback Transaction, unless:

(a)          such Sale/Leaseback is in compliance with Section 6.05;

(b)          the Sale/Leaseback Transaction is solely with the Borrower or a Restricted Subsidiary of the Borrower;

(c)          the lease is for a period not in excess of 36 months (or which may be terminated by the Borrower or such Restricted Subsidiary), including renewals; or

(d)          the Borrower or such Restricted Subsidiary within 360 days after the sale of such property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the Net Proceeds of the sale of such Property to (a) the payment of any Term Loans in existence at that time, the repayment and termination of commitments with respect to the Revolving Facility, the retirement of the Notes or other Indebtedness of the Borrower ranking on a parity with the Revolving Facility or Indebtedness of a Restricted Subsidiary of the Borrower, (b) the purchase of property; or (c) a combination thereof.

SECTION 6.07          [Reserved].

SECTION 6.08          Restricted Payments.  (a)  None of the Borrower or any Restricted Subsidiary will declare or make any Restricted Payment, except that:

(i)           the Borrower may declare and make any Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder;

(ii)          any Restricted Subsidiary may declare and make any Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii)         the Borrower may redeem in whole or in part any of its Qualified Equity Interests in exchange for another class of Qualified Equity Interests or rights to acquire its Qualified Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Qualified Equity Interests;

(iv)         the Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants;

(v)         the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(vi)         so long as no Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (including through the issuance of promissory notes by the Borrower or any other Loan Party pursuant to Section 6.01(a)(xvi)) its Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and its Restricted Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash and Cash Equivalents paid in respect of all such Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (w) $65,000,000; notwithstanding the foregoing, 100.0% of the unused amount of payments in respect of this Section 6.08(a)(vi)(w) (before giving pro forma effect to any carry forward), may be carried forward to succeeding calendar years and utilized to make payments pursuant to this Section 6.08(a)(vi)(w) plus (x) all Net Proceeds obtained by the Borrower during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements (that are not treated as Qualifying Equity Proceeds) plus (y) the then available Qualifying Equity Proceeds plus (z) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year;

(vii)        the Borrower may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units and may redeem, acquire, retire or repurchase (including through deemed repurchases) its Equity Interests from such persons in connection therewith in an amount equal to such withholding or similar taxes payable or expected to be payable;

(viii)       so long as no Event of Default shall have occurred and be continuing or would result therefrom, any Restricted Payment in an amount not in excess of the sum of (A) the Available Amount (provided that, other than with respect to any amounts attributable to clauses (a)(i), (a)(iii), (a)(iv) and (a)(v) of the definition of “Available Amount”, the Available Amount may only be used for payments pursuant to this clause (viii) if the Borrower, after giving pro forma effect to such Restricted Payment, shall be in pro forma compliance with a Total Leverage Ratio, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), that is no greater than 3.50:1.00) and (B) the amount of Qualifying Equity Proceeds, in each case, immediately prior to making such Restricted Payment in reliance on this clause (viii);

(ix)        payments by any Restricted Subsidiary (either directly or indirectly through such Restricted Subsidiary’s parent entity or entities) to the Borrower (or any direct or indirect parent thereof) made to permit Borrower (or such direct or indirect parent thereof) to pay any Taxes imposed on it as the common parent of a group filing a consolidated, combined, unitary or affiliated tax return in such amounts as required by the Borrower to pay the tax liability in respect of such tax return to the extent such liability is directly attributable to the income of the Restricted Subsidiaries or the Borrower; provided that such payments shall not exceed the amount owed to any Governmental Authority pursuant to such consolidated, combined, unitary, or affiliated tax return;

(x)         so long as no Event of Default shall have occurred and be continuing or would result therefrom, any additional Restricted Payment in an amount not to exceed the greater of (x) $170,000,000 in the aggregate since the Effective Date and (y) 3.75% of Consolidated Total Assets as of the last day of the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements) (determined at the time of the making of any such Restricted Payment); and

(xi)         any additional Restricted Payments, so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving pro forma effect to such Restricted Payment, the Borrower shall be in pro forma compliance with a Total Leverage Ratio, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the Latest Financial Statements), that is no greater than 3.50:1.00.

(b)          [Reserved].

SECTION 6.09          [Reserved].

SECTION 6.10          Restrictive Agreements.  None of the Borrower or any Restricted Subsidiary will enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any wholly-owned Domestic Subsidiary to Guarantee any Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or make other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by Requirements of Law, by any Loan Document or the terms of any Credit Agreement Refinancing Indebtedness, (B) restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 but shall apply to any amendment or modification expanding the scope of, any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive and, if such restrictions and conditions relate to any Indebtedness, restrictions under any Refinancing Indebtedness of such Indebtedness, if such restrictions and conditions are not, taken as a whole, materially more restrictive, (C) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its Organizational Documents, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (D) restrictions and conditions imposed on any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions apply only to such Restricted Subsidiary, and (E) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to Intellectual Property and other agreements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub-license or other agreement and shall not apply to any other assets of the Borrower or any Restricted Subsidiary, (ii) clauses (a) and (b) of the foregoing shall not apply to restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures, (iii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (vi) or (vii)(2) or (vii)(3) of Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness, (B) restrictions on conditions on pledges or deposits constituting Permitted Encumbrances if such restrictions on conditions apply only to such pledges or deposits, (C) customary provisions in leases, licenses and other agreements restricting the assignment thereof, and (D) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or sale agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Borrower or the Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property and (iv) clauses (b) and (c) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by clause (vii)(2) or (vii)(3) of Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary, (C) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (D) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 6.01(a), provided that such restrictions and conditions apply only to such Restricted Subsidiaries.  Nothing in this paragraph shall be deemed to modify the obligations of the Loan Parties under Sections 5.03 or 5.12 or under the other Loan Documents.

SECTION 6.11         Amendment of Material Documents.  None of the Borrower or any Restricted Subsidiary will amend, modify or waive any of its rights under its Organizational Documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12           Financial Covenant.  The Borrower will not permit the Total Leverage Ratio as of the last day of any Test Period to exceed 4.50 to 1.00.

SECTION 6.13           Fiscal Year.  The Borrower will not change its fiscal year to end on a date other than December 31; provided that the Borrower may, upon written notice to the Administrative Agent change its fiscal year to any fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement as are necessary in the reasonable judgment of the Administrative Agent and the Borrower to reflect such change in fiscal year.

SECTION 6.14          Covenant Suspension Period.  (a)  During any period of time (a “Covenant Suspension Period”) that (i) the Borrower has obtained and maintains a Corporate Rating from at least two of each of S&P, Fitch and Moody’s that is an Investment Grade Rating and (ii) no Default or Event of Default is then continuing (the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Borrower and its Restricted Subsidiaries will not be subject to the provisions of Sections 5.16, 6.01(a), 6.01(b), 6.04, 6.05 and 6.08 (collectively, the “Suspended Covenants”). For the avoidance of doubt, each party hereto acknowledges that the Borrower shall be in a Covenant Suspension Period commencing on the Effective Date until the occurrence of a Reinstatement Date.

(b)          In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Loans for any Covenant Suspension Period and, subsequently, either one or both Rating Agencies withdraws its rating or downgrades the Borrower’s Corporate Rating below an Investment Grade Rating (such date of withdrawal or downgrade, a “Reinstatement Date”), then the Borrower and its Restricted Subsidiaries will, after the Reinstatement Date, again be subject to the Suspended Covenants with respect to future events (unless and until a Covenant Suspension Event again exists).

(c)          On the Reinstatement Date, all Indebtedness incurred during the Covenant Suspension Period shall be classified as having been incurred pursuant to Section 6.01(a)(ii) (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred prior to the Covenant Suspension Period and outstanding on the Reinstatement Date), or, at the Borrower’s option, one of the clauses set forth in Section 6.01 (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred prior to the Covenant Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to Section 6.01, such Indebtedness shall be deemed to have been outstanding on the Effective Date, so that it is classified as permitted under Section 6.01(a)(iii).

(d)          Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 6.08 shall be made as though Section 6.08 had been in effect since the Effective Date and throughout the Covenant Suspension Period. Accordingly, Restricted Payments made during the Covenant Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 6.08(a)(viii) to the extent provided therein. Notwithstanding the foregoing, to the extent any Restricted Payment made during the Covenant Suspension Period would not be permitted to be incurred pursuant to Section 6.08, such Restricted Payment shall be deemed to be permitted.

(e)          Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Covenant Suspension Period (or on the Reinstatement Date or after a Covenant Suspension Period based solely on events that occurred during the Covenant Suspension Period).

(f)         During a Covenant Suspension Period, the Borrower may not designate any of the Borrower’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Agreement unless the Borrower could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with this Agreement assuming the Suspended Covenants had not been suspended.

(g)          The Borrower will provide prompt written notice to the Administrative Agent of any Covenant Suspension Event and any Reinstatement Date (within a reasonable period of time after such Reinstatement Date). The Administrative Agent is not required under this Agreement to monitor the Corporate Ratings of the Borrower or to give notice to the Lenders of the occurrence of any Covenant Suspension Event or any Reinstatement Date.

ARTICLE VII

Events of Default

SECTION 7.01          Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)         the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any written report, certificate, financial statement or other written statement or document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05 (with respect to the existence of the Borrower) or in Article VI;

(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent or the Required Lenders (with a copy to the Administrative Agent in the case of any such notice from the Required Lenders);

(f)          the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the period of grace, if any, provided in the agreement or instrument under which such Material Indebtedness was created;

(g)         any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to (A) Material Indebtedness outstanding under any Hedging Agreement that becomes due pursuant to the occurrence of a termination event or equivalent event under the terms of such Hedging Agreement, in each case, other than as a result of the occurrence of a default or event of default under, or breach of the terms of, such Hedging Agreement, (B) any secured Indebtedness that becomes due as a result of the voluntary Disposition of, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any of the assets securing such Indebtedness, or (C) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01 or (D) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased, redeemed or satisfied (or as to which an offer to repurchase, prepay, defease, redeem or satisfy is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control, excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to so offer or repurchase, prepay, defease, redeem or satisfy in the absence of any default thereunder;

(h)          one or more ERISA Events shall have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(i)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or for a substantial part of its assets, and, in any such case referenced to in clause (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)           any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (v) of Section 6.03(a)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (j) or clause (i) of this Article;

(k)         one or more judgments for the payment of money in an aggregate amount in excess of $70,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively satisfied, vacated, discharged, stayed or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)          any Guarantee or co-borrower obligation of the Borrower, the Co-Borrower or any other Loan Party under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Restricted Subsidiary or upon the termination of such Loan Document in accordance with its terms;

(m)         [Reserved]; or

(n)          a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section 7.01), and at any time during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02          Right to Cure.

(a)          Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower reasonably expects to fail (or has failed) to comply with Section 6.12 as of the last day of any fiscal quarter, at any time during such fiscal quarter and until the expiration of the 10th Business Day subsequent to the date the financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to such fiscal quarter (the “Cure Deadline”), the Borrower shall have the right to issue Equity Interests (other than Disqualified Equity Interests) for cash or otherwise receive cash contributions in respect of the Equity Interests (other than Disqualified Equity Interests) of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right (provided such Cure Amount is received by the Borrower on or before the applicable Cure Deadline) compliance with Section 6.12 as of the last day of such fiscal quarter shall be recalculated giving effect to the following pro forma adjustments:

(i)         Consolidated EBITDA shall be increased with respect to the applicable fiscal quarter with respect to which such Cure Amount is received by the Borrower and for the applicable subsequent periods that include such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of Section 6.12 and, subject to clause (b)(iv) below, not for any other purpose under this Agreement (including for determining the Applicable Rate, the availability or usage of the Available Amount or Qualifying Equity Proceeds or the availability or amount of any baskets), by an amount equal to the Cure Amount and any prepayment of Indebtedness with the Cure Amount shall be disregarded for purposes of measuring compliance with Section 6.12 as of the last day of such fiscal quarter;

(ii)        if, after giving effect to such increase in Consolidated EBITDA, the Borrower shall then be in compliance with the requirements of Section 6.12, the Borrower shall be deemed to have satisfied the requirements of Section 6.12  as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default under Section 6.12 that had occurred shall be deemed cured for purposes of this Agreement; and

(iii)         no Cure Amount shall reduce or be included in the calculations of Consolidated Total Debt in the fiscal quarter with respect to which such Cure Amount is deemed applied;

provided that the Borrower shall have notified the Administrative Agent in writing of the exercise of such Cure Right within five Business Days of the receipt of the Cure Amounts.

(b)         Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be no more than two fiscal quarters with respect to which the Cure Right is exercised, (ii) there shall be no more than five exercises of the Cure Right in the aggregate, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.12 as of the end of the applicable Test Period (such amount, the “Necessary Cure Amount”); provided, however, that, if the Cure Right is exercised prior to the date financial statements are required to be delivered for any fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith to be required for purposes of complying with Section 6.12 as of the last day of such fiscal quarter (such amount, the “Expected Cure Amount”) and (iv) all Cure Amounts (other than any excess of the Expected Cure Amount over the Necessary Cure Amount with respect to any fiscal quarter) shall be disregarded for all purposes other than determining compliance with Section 6.12 (including for determining the Applicable Rate, the availability or usage of the Available Amount or Qualifying Equity Proceeds or the availability or amount of any baskets).

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and except as set forth in the sixth, seventh, eighth and eleventh paragraphs of this Article, neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to, or obtain the consent of, the Lenders with respect thereto.

Neither the Administrative Agent nor the Arrangers, as applicable, shall have any duties or obligations except those expressly set forth in the Loan Documents, and their respective duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, or each of their respective Related Parties, as applicable, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty or obligation to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

The Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which successor, so long as no Event of Default described in clause (a), (b), (i) or (j) of Section 7.01 shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  Such successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) (with the consent of the Borrower so long as no Event of Default described in clause (a), (b), (i) or (j) of Section 7.01 shall have occurred and be continuing, such consent not to be unreasonably withheld or delayed), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 2.17(h) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Article VIII shall also constitute its resignation as an Issuing Bank. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all rights with respect thereto, including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in unreimbursed LC Disbursements pursuant to Section 2.05(f).  Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Each Lender and Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each Issuing Bank as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and Issuing Bank represents that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption, an Incremental Facility Agreement or a Refinancing Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender or Issuing Bank shall have any right individually to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof.  Each Lender and Issuing Bank will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, no Person named on the cover page of this Agreement as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent or Co-Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01          Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic communication, as follows:

(i)           if to the Borrower or the Co-Borrower, to it at CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005, Attention of Scott Wheeler (email: swheeler@costar.com), with a copy to ceakin@costar.com and jscampbell@costar.com, it being agreed that notice delivered to the Borrower shall be deemed to have been given to the Co-Borrower upon delivery to the Borrower;

(ii)         if to the Administrative Agent, to Bank of America, N.A., TX2-984-03-26, 2380 Performance Dr., Bldg. C, Richardson, TX 75082, Attention of Taelitha Bonds-Harris (Telephone No. 214-209-3408; Fax No. 214-290-9644) (email: taelitha.m.harris@bofa.com), with a copy to Bank of America, N.A., VA9-200-MZ-05, Westpark BC, 8300 Greensboro Dr.,

McLean, VA, 22102-3604, Attention of Monica Sevila (Telephone No. 703-761-8291) (email: Monica.sevila@bofa.com);

(iii)         if to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv)         if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)         Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, the Borrower or the Co-Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)          The Borrower, the Administrative Agent and any Issuing Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each Issuing Bank.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d)         The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Borrowing Requests, Letter of Credit Requests and notices of prepayment) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(f)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

SECTION 9.02          Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank hereunder and under the other Loan Documents), (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b)          Except as otherwise expressly provided in this Agreement or any other Loan Document (including, for the avoidance of doubt, Section 2.14(c)), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i)  any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment), (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(c) or in the applicability of post-default interest, it being understood that a waiver of a Default shall not constitute a reduction of interest for this purpose), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (D) except as otherwise set forth in this Agreement, change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the Existing Classes of Loans or Lenders, (F) release Guarantees constituting all or substantially all the value of the Guarantees under the Guarantee Agreement, without the written consent of each Lender (except as expressly provided in Section 9.14 or the Guarantee Agreement) and (G) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall (x) amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, or (y) amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s LC Commitment or the respective rights and obligations between the Borrower and any Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and each applicable Issuing Bank, respectively, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B), (C) or (D) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification or (y) in the case of any vote requiring the approval of all Lenders or each affected Lender, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, (i) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required (A) to make any changes necessary to be made to this Agreement in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.21, (B) to provide for any Incremental Revolving Commitment Increase or (C) otherwise to effect the provisions of Section 2.21, 2.22, 2.23 or 2.24 in accordance with the terms thereof and (ii) the Administrative Agent and the Borrower may, without the consent of any Credit Party or any other Person, amend this Agreement or the Guarantee Agreement to add provisions with respect to “parallel debt” and other non-U.S. guarantee matters, including any authorizations, or other granting of powers by the Lenders and the other Credit Parties in favor of the Administrative Agent, in each case if such amendment is necessary or desirable to preserve the validity, legality and enforceability of the Guarantees contemplated to be created pursuant to this Agreement and the Guarantee Agreement.

(c)          The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(d)         Notwithstanding anything to the contrary contained in this Section 9.02, the Borrower and the Administrative Agent may, without the input or consent of the Lenders, (i) effect amendments, supplements or waivers to any of the Guarantees or related documents executed by any Loan Party in connection with this Agreement if such amendment, supplement or waiver is delivered in order (in each case, as determined by the Administrative Agent in its sole discretion) (x) to comply with local law or advice of local counsel or (y) to cause such Guarantees or related documents to be consistent with this Agreement and the other Loan Documents and (ii) effect changes to this Agreement or any other Loan Document that are necessary and appropriate to provide for, or make changes to, the Auction Procedures.

SECTION 9.03    Expenses; Indemnity; Damage Waiver .  (a)  The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including expenses incurred in connection with due diligence and the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP and any other counsel for any of the foregoing retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank and the Lenders, including the reasonable fees, charges and disbursements of one counsel for the foregoing and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single local counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest, where the Administrative Agent or any Arranger, Issuing Bank or Lender affected by such conflict informs the Borrower of such conflict, of another firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected party), in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  All amounts payable under this Section 9.03(a) shall be paid within thirty days after receipt by the Borrower of an invoice relating thereto setting forth such amounts in reasonable detail.

(b)          The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Bank (each such Person, an “Indemnified Institution”), and each Related Party of any of the foregoing Persons (each Indemnified Institution and each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses arising out of any actual or prospective claim, litigation, investigation or proceeding related to (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability to the extent related to the Borrower or any Subsidiary, in each case including the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of one counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnified Institution affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnified Institution), incurred by or asserted against any Indemnitee, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto and regardless of whether such claim, litigation or proceeding is brought by a third party or by the Borrower or any of the Subsidiaries); provided that such indemnity shall not, as to any Indemnified Institution, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Institution or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Institution or one of its Related Parties of this Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any dispute between and among Indemnified Institutions that does not involve an act or omission by the Borrower or the Restricted Subsidiaries; provided that, in the case of clause (iii) of the immediately preceding proviso, the Administrative Agent and the Arrangers, to the extent fulfilling their respective roles as an agent or arranger under the Loan Documents and in their capacities as such, shall remain indemnified to the extent that none of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such Person at such time.  This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim.  Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Borrower shall not be liable for any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s consent, or if there is a final judgment against an Indemnitee, the Borrower shall indemnify and hold harmless such Indemnitee in the manner set forth above. All amounts payable under this Section 9.03(b) shall be paid within thirty days after receipt by the Borrower of an invoice relating thereto setting forth such amounts in reasonable detail.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).

(d)        No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in the absence of willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable decision).  None of the Borrower, any Restricted Subsidiary or any other Loan Party or any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrower set forth in this Section.

SECTION 9.04          Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, any Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i)  Notwithstanding anything to the contrary contained herein, other than acquisitions or repurchases of Term Loans by the Borrower pursuant to Purchase Offers under Section 2.23 or pursuant to clause (e) below, neither the Borrower nor any Affiliate of the Borrower may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Term Loans hereunder (and any such attempted acquisition shall be null and void).  Subject to the conditions set forth in paragraph (b)(ii) below, and subject to paragraph (b)(vi) below, any Lender may assign to one or more Eligible Assignees (or, pursuant to Section 2.23, the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (2) for an assignment to a Revolving Lender and (3) if an Event of Default under paragraph (a), (b), (i) or (j) of Section 7.01 has occurred and is continuing, for any other assignment; provided, further, that in the case of an assignment of Term Loans, Revolving Loans or Revolving Commitments, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within (i) five (5) Business Days after having received notice thereof, in the case of any assignment of any “term B loans” or (ii) ten (10) Business Days after having received notice thereof, in the case of any assignment of any “term A loans”, Revolving Loans or Revolving Commitments;

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required (1) for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (2) for an assignment to a Revolving Lender or (3) for an assignment to the Borrower under Section 2.23; and

(C)          each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.

(ii)          Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of Term Loans and (y) $5,000,000, in each case unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (a), (b), (i) or (j) of Section 7.01 has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans but not those in respect of a second Class;

(C)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that (x) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender, (y) no processing and recordation fee shall be payable for assignments among Approved Funds or among any Lender and any of its Approved Funds and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment;

(D)         the assignee, if it shall not be a Lender or the Borrower, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and

(E)          in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (ii)(E), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv)        The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register, including, if applicable, any cancelation of Term Loans required pursuant to Section 2.23; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)         It being understood and agreed that notwithstanding anything to the contrary contained herein, for as long as either Goldman Sachs Bank USA or Goldman Sachs Lending Partners LLC, as applicable, is a Lender hereunder, no consent of the Borrower shall be required for an assignment by or to Goldman Sachs Bank USA to or by Goldman Sachs Lending Partners LLC.  For the avoidance of doubt, it is further understood and agreed that the foregoing provisions of this clause (vi) shall only apply exclusively in connection with an assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC.

(c)          (i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso to Section 9.02(b) that adversely affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Section 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (other than to a Disqualified Lender, to the extent the list of Disqualified Lenders has been made available to any Lender requesting such list, or a natural person), including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          In addition to the provisions of Section 2.23 and notwithstanding anything else to the contrary contained in this Agreement, any Lender may, at any time, assign all or a portion of its Term Loans and its related rights and obligations under this Agreement to a Purchasing Borrower Party (which assignment will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that,

(i)           no Event of Default has occurred or is continuing or would result therefrom;

(ii)          such assignment shall be effected pursuant to an open market purchase;

(iii)         for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments, Revolving Loans, Extended Revolving Commitments or Extended Revolving Loans to any Purchasing Borrower Party;

(iv)         any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder; and

(v)          no Purchasing Borrower Party may use the proceeds from Revolving Loans or Extended Revolving Loans (or any other revolving credit facility that is effective in reliance on Section 6.01(a)(i) or Section 6.01(a)(ii)) to purchase any Term Loans.

(f)          No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 9.04, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (f) shall not be void, but the other provisions of this clause (f) shall apply.

(g)          If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (g) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.02(b)(ii)(C), (ii) such assignment does not conflict with applicable laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(h)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(i)           The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (i) provide the list of Disqualified Lenders provided by the Borrower (together with any updates thereto from time to time) to each Lender requesting the same and (ii) post the list of Disqualified Lenders provided by the Borrower (together with any updates thereto from time to time) to the Platform.

SECTION 9.05         Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06         Counterparts; Integration; Effectiveness.  Any Loan Document may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment advices submitted by them (but do not supersede any provisions of the Engagement Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of any Loan Document by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of such Loan Document.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 9.07         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at stated maturity, by acceleration, or otherwise) to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower or the Co-Borrower against any of and all the obligations then due and payable of the Borrower or the Co-Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement.  The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.  Each Lender and Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or Issuing Bank, as applicable; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.09          Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any enforcement action or proceeding relating to this Agreement or any other Loan Document against the Borrower, the Co-Borrower or any of their properties in the courts of any jurisdiction.

(c)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12         Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including auditors, accountants, legal counsel and other agents and advisors which in each case shall be subject to confidentiality obligations, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that, to the extent practicable and not prohibited by applicable law or court order, the Administrative Agent, applicable Lender or Issuing Bank, as the case may be, shall notify the Borrower of any request by any regulatory authority (other than any such request in connection with an examination of the Administrative Agent, applicable Lender or Issuing Bank) for disclosure of any such non-public Information prior to disclosure of such Information, (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with (i) the exercise of any remedy or the enforcement of any right under this Agreement or any other Loan Document or in any litigation or arbitration action or proceeding relating thereto (to the extent practicable and not prohibited by applicable law or court order, the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter)), (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Sections 2.21 or 9.02 or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any Restricted Subsidiary and its obligations, this Agreement or payments hereunder; provided that no such disclosure pursuant to this clause (f) shall be made by the Administrative Agent, the Lenders or the Issuing Banks to any such Person that is a Disqualified Lender, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower that, to the knowledge of the Administrative Agent or the applicable Lender, Issuing Bank or Affiliate, is not subject to contractual or fiduciary confidentiality obligations or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 9.12. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14          Release of Guarantees.  (a)  The Lenders hereby irrevocably agree that any Restricted Subsidiary shall be released from the Guarantees under the Guarantee Agreement upon consummation of any transaction permitted hereunder resulting in such Restricted Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary.  The Lenders hereby authorize the Administrative Agent to, and the Administrative Agent will at the sole cost and expense of the Borrower or applicable Loan Party, execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantee pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.  Any representation, warranty or covenant contained in any Loan Document relating to any such Guarantee shall no longer be deemed to be repeated.

(b)          Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or back-stopped in a manner satisfactory to the applicable Issuing Bank and the Issuing Banks have no further obligation to issue or amend Letters of Credit, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Credit Party) take such actions as shall be required to release all obligations under any Loan Document, whether or not on the date of such release there may be any contingent or indemnification obligations not then due.

SECTION 9.15          USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16          No Fiduciary Relationship.  Each of the Borrower and the Co-Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) and any communications in connection therewith, (i) the Borrower, the Co-Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications, (ii) each if the Borrower, the Co-Borrower, the Subsidiaries and their Affiliates has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (iii) each of the Borrower, the Co-Borrower, the Subsidiaries and their Affiliates is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (iv) the Administrative Agent, each Arranger, each Lender and each Issuing Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, any Lender nor any Issuing Bank has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents.  The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from, and may have economic interests that conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, any Lender or any Issuing Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17          Non-Public Information.

(a)          Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower, the Co-Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Borrower, the Co-Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)          The Borrower, the Co-Borrower and each Lender acknowledge that, if information furnished by the Borrower or the Co-Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that the Borrower or the Co-Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrower or the Co-Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Each of the Borrower and the Co-Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower or the Co-Borrower that is suitable to be made available to Public Side Lender Representatives, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, and the Administrative Agent shall be deemed and entitled to rely on any such designation by the Borrower or the Co-Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18          Co-Borrower Obligations.

(a)          Joint and Several Liability.  In consideration of the establishment of the Commitments and the making of the Loans and issuance of the Letters of Credit hereunder, and of the benefits to the Borrower and the Co-Borrower that are anticipated to result therefrom, each of the Borrower and the Co-Borrower agrees that, notwithstanding any other provision contained herein or in any other Loan Document, the Co-Borrower will be a co-borrower hereunder and shall be fully liable for all of the Obligations, both severally and jointly, with the Borrower.  Accordingly, the Co-Borrower irrevocably agrees with each Lender and the Administrative Agent and their respective successors and assigns that the Co-Borrower will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof.  The Co-Borrower hereby further agrees that if any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then it will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)          Obligations Unconditional.  The obligations of the Co-Borrower under paragraph (a) above are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the joint and several obligations of the Co-Borrower hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of the Co-Borrower hereunder:

(i)           at any time or from time to time, without notice to the Co-Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(iii)         the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

(c)          Certain Waivers.  The Co-Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against either it or the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

(d)          Reinstatement.  The obligations of the Co-Borrower under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or the Co-Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e)          Remedies.  Each of the Borrower and the Co-Borrower agrees that, as between them, in their capacity as co-obligors with joint and several liability, and the Lenders, the obligations of either of them under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of paragraph (a) above notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against either of them and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by one of them) shall forthwith become due and payable by the other, in its capacity as obligor or co-obligor, as applicable, for purposes of such paragraph (a).

(f)           Continuing Obligation.  Each of the agreements of the Borrower and the Co-Borrower in this Section is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.

(g)         Standstill.  Upon payment by the Co-Borrower of any sums as provided under paragraph (a) above, all rights, if any, of the Co-Borrower against the Borrower arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the payment in full in cash of all of the Obligations.

SECTION 9.19        Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20          Certain ERISA Matters.  (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.21         Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable law).

SECTION 9.22          Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth above.

COSTAR GROUP, INC.

By:	/s/ Scott T. Wheeler
Name: Scott T. Wheeler
Title: Chief Financial Officer

COSTAR REALTY INFORMATION, INC.

By:	/s/ Scott T. Wheeler
Name: Scott T. Wheeler
Title: Chief Financial Officer

[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Tiffany Lin
Name:	Tiffany Lin
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender and as an Issuing Bank

By:	/s/ Monica Sevila
Name:	Monica Sevila
Title:	Senior Vice President

JP MORGAN CHASE BANK, N.A., as a Lender and as an Issuing Bank

By:	/s/ John Kowalczuk
Name:	John Kowalczuk
Title:	Executive Director

CITIBANK, N.A., as a Lender and as an Issuing Bank

By:	/s/ James M. Walsh
Name:	James M. Walsh
Title:	Managing Director

Truist Bank (as successor by merger to SunTrust Bank), as a Lender and as an Issuing Bank

By:	/s/ David Bennett
Name:	David Bennett
Title:	Director

Wells Fargo Bank, N.A., as a Lender and as an Issuing Bank

By:	/s/ Katherine A. Marcotte
Name:	Katherine A. Marcotte
Title:	Senior Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Capital One, National Association, as a Lender and as an Issuing Bank

By:	/s/ Neha H. Shah
Name:	Neha H. Shah
Title:	Duly Authorized Signatory

Regions Bank, as a Lender

By:	/s/ Jason Douglas
Name:	Jason Douglas
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric H. Williams
Name:	Eric H. Williams
Title:	Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]